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                                                                  EXHIBIT 10.2


                       LIQUIDATION AND PROPERTY MANAGEMENT

                               SERVICES AGREEMENT

                            DATED SEPTEMBER 10, 2000

                                     BETWEEN

                        BURNHAM PACIFIC PROPERTIES, INC.

                                 (THE "COMPANY")

                                       AND

                          DDR REAL ESTATE SERVICES INC.

                               (THE "LIQUIDATOR")
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                                TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS...........................................................................................5

ARTICLE 2 - MANAGEMENT............................................................................................7

      SECTION 2.1            RETENTION............................................................................7
      SECTION 2.2            SERVICES ............................................................................9
      SECTION 2.3            AUTHORITY OF THE LIQUIDATOR.........................................................11
      SECTION 2.4            EMPLOYEES ..........................................................................13
      SECTION 2.5            ADEQUATE PERSONNEL..................................................................14
      SECTION 2.6            COMPLIANCE WITHLAWS.................................................................14
      SECTION 2.7            INTENTIONALLY OMITTED...............................................................14
      SECTION 2.8            COLLECTION OF REVENUE...............................................................14
      SECTION 2.9            INSPECTIONS.........................................................................15
      SECTION 2.10           DOCUMENTATION.......................................................................15
      SECTION 2.11           OVERALL STANDARD OF CARE; LIQUIDATOR AS INDEPENDENT CONTRACTOR......................15
      SECTION 2.12           LEASING.............................................................................15

ARTICLE 3 - INSURANCE............................................................................................13

      SECTION 3.1            The Company's Insurance.............................................................14
      SECTION 3.2            Insurance Claims....................................................................14
      SECTION 3.3            The Liquidator's Insurance..........................................................14
      SECTION 3.4            INDEMNIFICATION.....................................................................18
      SECTION 3.5            WAIVER OF SUBROGATION...............................................................20

ARTICLE 4 - REPORTING AND RECORD KEEPING.........................................................................20

      SECTION 4.1            MAINTENANCE OF RECORDS..............................................................20
      SECTION 4.2            COMPANY'S PROPERTY; CONTINUING ACCESS...............................................21
      SECTION 4.3            COMPANY'S AUDIT RIGHTS..............................................................21
      SECTION 4.4            REQUIRED REPORTS....................................................................21
      SECTION 4.5            OTHER DISCLOSURES...................................................................24
      SECTION 4.6            COMPANY'S PROPERTY..................................................................25
      SECTION 4.7            COMPANY'S DISCLOSURE ...............................................................25

ARTICLE 5 - BANK ACCOUNTS........................................................................................25

      SECTION 5.1            ACCOUNTS............................................................................25
      SECTION 5.2            ACCESS TO ACCOUNTS..................................................................26

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      SECTION 5.3            INVESTMENT OF ACCOUNTS..............................................................26
      SECTION 5.4            FILES...............................................................................26

ARTICLE 6 - PAYMENT OF EXPENSES..................................................................................26

      SECTION 6.1            COSTS PAYABLE FROM COMPANY ACCOUNTS.................................................26
      SECTION 6.2            NON-REIMBURSABLE COSTS..............................................................27
      SECTION 6.3            INSUFFICIENT FUNDS..................................................................27
      SECTION 6.4            EXPENDITURES........................................................................28

ARTICLE 7 - COMPENSATION AND EXPENSES............................................................................28

      SECTION 7.1            LIQUIDATOR'S FEES...................................................................28
      SECTION 7.2            EXPENSES............................................................................28

ARTICLE 8 - TERM, DEFAULT; TERMINATION...........................................................................28

      SECTION 8.1            INITIAL TERM........................................................................28
      SECTION 8.2            EVENTS OF DEFAULT...................................................................29
      SECTION 8.3            REMEDIES ON DEFAULT.................................................................30
      SECTION 8.4            EARLY TERMINATION...................................................................30
      SECTION 8.5            FEES ON TERMINATION OR EXPIRATION...................................................30
      SECTION 8.6            FINAL ACCOUNTING....................................................................31
      SECTION 8.7            OBLIGATION TO VACATE; ORDERLY TRANSITION............................................31

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES; COVENANTS............................................................31

      SECTION 9.1            BY THE LIQUIDATOR...................................................................31
      SECTION 9.2            BY THE COMPANY......................................................................32
      SECTION 9.3            COMPANY COVENANT....................................................................33
      SECTION 9.4            MUTUAL COVENANT.....................................................................33
      SECTION 9.5            LIQUIDATOR COVENANT.................................................................33

ARTICLE 10 - DISPOSITION OF PROPERTIES...........................................................................34

      SECTION 10.1           OBLIGATION TO LIQUIDATE.............................................................34
      SECTION 10.2           TAX PROTECTED PROPERTIES............................................................34
      SECTION 10.3           APPROVAL OF SALE PROPOSALS BY THE COMPANY...........................................34
      SECTION 10.4           INITIATION OF SALES BY THE COMPANY..................................................34
      SECTION 10.5           COVENTRY AND GSM PORTFOLIO SALES....................................................35

ARTICLE 11 - ASSIGNMENT AND FINANCING............................................................................35

      SECTION 11.1           ASSIGNMENT BY THE LIQUIDATOR PROHIBITED.............................................35
      SECTION 11.2           COMPANY FINANCINGS..................................................................35
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ARTICLE 12 - MISCELLANEOUS.......................................................................................36

      SECTION 12.1           NO LIENS............................................................................36
      SECTION 12.2           CONFIDENTIALITY.....................................................................36
      SECTION 12.3           COOPERATION.........................................................................36
      SECTION 12.4           NOTICES.............................................................................36
      SECTION 12.5           SUCCESSORS AND ASSIGNS..............................................................38
      SECTION 12.6           REMEDIES............................................................................39
      SECTION 12.7           SEVERABILITY........................................................................39
      SECTION 12.8           ENTIRE CONTRACT.....................................................................39
      SECTION 12.9           HEADINGS; COUNTERPARTS..............................................................39
      SECTION 12.10          APPLICABLE LAW......................................................................39
      SECTION 12.11          CHOICE OF FORUM.....................................................................40
      SECTION 12.12          TIME OF ESSENCE.....................................................................40
      SECTION 12.13          LITIGATION EXPENSES.................................................................40
      SECTION 12.14          USE OF COMPANY'S NAME...............................................................40
      SECTION 12.15          WAIVER OF TRIAL BY JURY.............................................................40
      SECTION 12.16          INTENTIONALLY DELETED...............................................................41
      SECTION 12.17          COUNTERPARTS........................................................................41


                                                                                                               PAGE
                                                                                                               ----
EXHIBIT A-1
         LIQUIDATION PLAN........................................................................................39

EXHIBIT A-2
         PLAN DETAILS..............................................................................................

EXHIBIT A-3
         LIST OF PROPERTIES OWNED BY BPP AS OF DATE OF AGREEMENT.................................................40

EXHIBIT B
         PROPERTY MANAGEMENT STANDARDS...........................................................................42

EXHIBIT C
         KEY PERSONNEL AND JOB DESCRIPTIONS......................................................................49

EXHIBIT D
         LIQUIDATOR FEES.........................................................................................50
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EXHIBIT E
         NON-REIMBURSABLE EXPENSES...............................................................................53
         RETAINED COMPANY EMPLOYEES..............................................................................54

EXHIBIT F
         PREFERRED DOCUMENTS.......................................................................................

SCHEDULE 10.2....................................................................................................57
         LIST OF TAX PROTECTED PROPERTIES........................................................................57

         THIS AGREEMENT FOR LIQUIDATION AND PROPERTY MANAGEMENT SERVICES (this "AGREEMENT") is dated as of September 10, 2000, between BURNHAM PACIFIC PROPERTIES, INC., a Maryland corporation (the "COMPANY"), and DDR Real Estate Services Inc., a California corporation (the "LIQUIDATOR").

                                    RECITALS

         A. The Company is a real estate operating company which is organized and operated to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "CODE"), and owns and operates, directly or through its operating limited partnership, Burnham Pacific Operating Partnership, a Delaware limited partnership ("BPOP") and their respective affiliates, including joint ventures in which BPOP owns interests, a portfolio of primarily neighborhood retail shopping centers located in major metropolitan areas.

         B. The Company has adopted a plan of liquidation, a copy of which is attached hereto as EXHIBIT A-1, (the "Plan") and the details for implementing the Plan attached hereto as EXHIBIT A-2 (the "Details" and collectively with the Plan, the "PLAN OF LIQUIDATION"), subject to shareholder approval, and wishes to engage the Liquidator, subject to shareholder approval except as otherwise set forth in Section 2.1(d) herein, to manage and oversee the liquidation process.

         C. The Liquidator has agreed to assist the Company in the liquidation of its properties and to provide a variety of real estate services and administrative services relating to such assets and the orderly liquidation of the Company, all as more specifically set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of their mutual covenants and agreements set forth herein, the parties agree as follows:

                             ARTICLE 1 - DEFINITIONS

         The following terms as used in this Agreement will have the meanings attributed to them as set forth below, inclusive of their singular and plural forms, unless the context clearly requires another meaning. The terms set forth below do not constitute all defined terms set forth in this Agreement. Such other defined terms shall have the meanings ascribed to them elsewhere in this Agreement.

         "ACTUAL KNOWLEDGE" shall mean, with respect to an individual, information actually known to such individual and any information that such individual should have known but for such individual's willful disregard of such information, provided that such standard shall not impose an affirmative duty to undertake investigation.

         "AFFILIATED PERSON" shall mean, when used with reference to a specified Person, (i) any Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the specified Person, (ii) any Person who is a member of the Immediate Family of such Person, or (iii) any Person in which such Person or one or more members of the Immediate Family of such Person has not less than a thirty three and one-third percent (33-1/3%) Beneficial Interest. A Person shall be deemed to control a Person if it and/or any member of the Immediate Family of such Person owns at least thirty three and one-third percent (33-1/3%) of the Beneficial Interest in such Person or otherwise has the power to direct the management, operations or business of such Person.

         "APPROVED BUDGET" shall mean, with respect to each Property, the latest budget approved pursuant to Section 4.4(c) of this Agreement and incorporated within the then current approved Asset Business Plan for such Property.

         "ASSET BUSINESS PLAN" shall have the meaning given such term in Section
4.4 (b).

         "BENEFICIAL INTEREST" shall have the meaning set forth in rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934.

         "BUSINESS DAY" shall mean any day excluding a Saturday, Sunday and any other day which in the State of California, the State of Maryland or the City of New York shall be a legal holiday or a day on which banking institutions are authorized by law or executive action to close.

         "ENTITY" shall mean any general partnership, limited partnership, corporation, limited liability company, limited liability partnership joint venture, trust, business trust, cooperative or association or other business entity.

         "EVENT OF DEFAULT" shall have the meaning given such term in Section
8.3.

         "FEES" shall mean the fees payable to the Liquidator under the terms of this Agreement

         "GOVERNMENTAL REQUIREMENTS" shall mean collectively any federal, state or municipal law, ordinance, regulation, order, permit or approval applicable to the ownership, development, servicing, use, operation or marketing of any Property.

         "IMMEDIATE FAMILY" shall mean, with respect to any Person who is an individual, such individual's spouse, parents, children (natural or adopted), grandchildren, parents-in-law, and with respect to any Person which is an Entity, a Parent or Subsidiary of such Person.

         "KEY PERSONNEL" shall mean the individuals set forth in EXHIBIT C hereto and any additions or successors thereto which have been approved by the Company, such approval not to be unreasonably withheld or delayed.

         "LEASING AGENT" shall mean the Liquidator, acting as such in accordance with the terms of this Agreement.

         "LEGAL SUCCESSOR" shall mean the legal representative, heir, successor or assign of any Person who is legally determined to be mentally incompetent or has died, or, in the case of an entity, no longer has legal existence.

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         "LIQUIDATOR AFFILIATE" shall mean the Key Personnel (only during any period in which any such person is employed by or has a substantial economic interest in the Liquidator or an Affiliated Person of The Liquidator), and any Affiliated Person of the Liquidator or any of such Key Personnel (only during any period in which such person is employed by or has a substantial economic interest in the Liquidator or an Affiliated Person of the Liquidator). In any event, a Person shall be deemed (only during any period in which such Person is employed by or has a substantial economic interest in the Liquidator or an Affiliated Person of the Liquidator) a Liquidator Affiliate if any Key Personnel (only during any period in which such Person is employed by or has a substantial economic interest in the Liquidator or an Affiliated Person of the Liquidator) or any Immediate Family of any such individuals during any such period, individually or collectively, directly or indirectly, own a thirty three and one-third percent (33-1/3%) interest or greater interest in such Person.

         "MORTGAGE LOAN" shall mean any loan secured in whole or in part by a Property.

         "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, trustee of a trust, other form of entity, unincorporated organization or government or governmental authority, agency or political subdivision thereof.

         "PREFERRED DOCUMENTS" shall mean (i) Burnham Pacific Properties, Inc. Articles Supplementary designating 4,800,000 shares of Preferred Stock as 4,800,000 shares of Series 2000-C Convertible Preferred Stock and (ii) Exchange Agreement (including only Exhibits B and H attached thereto) dated as of August 31, 2000 among Burnham Pacific Properties, Inc.; Burnham Pacific Operating Partnership, L.P.; Westbrook Burnham Holdings, L.L.C.; Westbrook Burnham Co-Holdings, L.L.C. and Blackacre SMC Master Holdings, LLC, copies of which are attached hereto as EXHIBIT F.

         "PROPERTIES" shall mean, at any time, collectively, the real properties (including any direct or indirect interest therein) listed on EXHIBIT A-3 attached hereto and incorporated herein by this reference, then owned by the Company, including all buildings and other improvements, fixtures, furniture and other personal property owned by the Company and used in connection with the operation and use of such real property. The term PROPERTY refers to any one of the Properties.

         "PROPERTY MANAGEMENT SERVICES" shall have the meaning given such term in Section 2.1.

         "SUBSIDIARY" shall mean, with respect to any Person, any Entity (i) in which such Person owns directly, or indirectly through one or more Subsidiaries, thirty three and one-third percent (33-1/3%) or more of the Beneficial Interest or (ii) which such Person otherwise has the right or power to control (whether by contract, through the ownership of securities or otherwise).

         "THIRD PARTY" shall mean any Person who is neither the Company nor the Liquidator nor an Affiliated Person of either the Company or the Liquidator.

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                             ARTICLE 2 - MANAGEMENT

         SECTION 2.1       RETENTION.

                  (a) Subject to the approval of the shareholders of the Company as contemplated in Section 2.1(c) below and subject to the approval of the Company pursuant to the terms of this Agreement, including without limitation Sections 2.3(b) and 10.3, the Company hereby retains the Liquidator to perform the services more fully set forth herein. The Liquidator hereby accepts such engagement and agrees to use all commercially reasonable efforts, in accordance with industry standards for comparable properties, to perform the duties and undertake the responsibilities herein set forth. Subject to the terms set forth herein, the Liquidator shall perform or provide certain services as the Liquidator with respect to all of the Properties, including, without limitation, developing and implementing a plan for the liquidation and disposition of all of the Properties consistent with the Plan of Liquidation. In addition, during the liquidation process the Liquidator shall provide the property management services set forth on EXHIBIT B (the "PROPERTY MANAGEMENT SERVICES") with respect to all of the Properties and leasing services for all Properties in accordance with the terms of this Agreement. The Liquidator shall perform the services and tasks and exercise the authority defined in this Agreement directly as the property manager and Leasing Agent for each Property and any other services provided in this Agreement and shall use all commercially reasonable efforts to manage each such Property so as to maximize the market value of the Properties, and consistent therewith, the net operating income from the Properties, in accordance with the terms and conditions of this Agreement.

                  (b) The parties acknowledge that it is the Company's intention to terminate all of its current employees EXCEPT for the employees identified and holding the positions set forth on SCHEDULE 2.1(b) attached hereto. It is the intention of the parties that the Liquidator shall perform or cause to be performed all acts necessary to manage and liquidate the Properties, all in accordance with the terms hereof. The Liquidator acknowledges that in reliance upon the Liquidator's undertakings hereunder, the Company shall retain only the limited number of employees set forth on SCHEDULE 2.1(b) attached hereto, and the only functions that employees of the Company shall perform shall be the oversight of the performance of the Liquidator hereunder and compliance of the Company as public company in accordance with all applicable securities, tax and other laws and as a REIT for tax purposes. Notwithstanding the foregoing, the Liquidator is not responsible for the determination, made by the Company in its sole discretion, that such limited number of employees is sufficient to manage such aspects of the affairs of the Company, including the performance by the Company of its obligations under this Agreement, apart from the management, leasing and disposition of the Properties which the Liquidator shall perform as set forth in this Agreement. The Liquidator further acknowledges that the Liquidator's agreement set forth herein to perform or cause to be performed all acts necessary to manage, lease and liquidate the Properties and thereby enable the Company to terminate all employees other than those listed on SCHEDULE 2.1(b) is a material inducement to the Company to enter into this Agreement with the Liquidator.

                  (c) It shall be a condition precedent to the effectiveness of this Agreement, except as expressly set forth in Section 2.1(d) hereof including, without limitation, the retention of the Liquidator hereunder, that the Company shall have obtained approval of the terms of the Plan from the shareholders of the Company at the Company's upcoming annual shareholder meeting, currently scheduled for October 18, 2000. In the event such approval has not been obtained prior to January 5, 2001, either party shall have the right to terminate this Agreement by notice to the other delivered prior to January 12, 2001, whereupon all obligations hereunder shall cease, except those which by their terms expressly survive termination.

                  (d) In consideration of the fees payable by the Company to the Liquidator pursuant to Section 7.1 for the period prior to the annual shareholder meeting contemplated in Section 2.1(c), the Liquidator shall immediately commence, subject however to the provisions of Section 10.5 hereof,
(i) asset management of the Properties and (ii) preparation for the transfer of property management and leasing services. During the period commencing on the date of this Agreement and through the date before the annual shareholders meeting, the Liquidator and the Company shall in work together in good faith to
(i) review and analyze existing material agreements affecting the Properties and prepare plans for the termination of those agreements that the Company and the Liquidator determine in their reasonable discretion should be terminated; (ii) prepare and approve templates for the forms of reports and plans contemplated hereunder; (iii) establish a process for the approval of leases and the disposition of Properties in accordance with the provisions of this Agreement, including, without limitation, Section 2.3(b), and (iv) take such other steps as are reasonably necessary to ensure a smooth and successful transition of asset and property management and leasing services to the Liquidator upon the receipt of the shareholder approval contemplated by Section 2.1(c). Upon the receipt of such shareholder approval, property management and leasing functions shall be transferred over to the Liquidator pursuant to a schedule reasonably approved by the Company and the Liquidator pursuant to this Section 2.1(d) such that an orderly transition of such functions shall promptly occur, and in any event, such that all property management and leasing functions shall be fully staffed and operated by the Liquidator prior to January 5, 2001.

         SECTION 2.2       SERVICES. Without limiting the generality of Section
2.1 but subject in all instances to the availability of funds from the Company or from the Properties as set forth in Section 6.3(b), the Liquidator shall render or cause to be rendered services with respect to each Property hereunder only in accordance with the express provisions of this Agreement which shall include, without limitation, the following:

                  (a) Implement a program of fiscal control, and administer, coordinate and oversee the activities of all contractors, subcontractors and other providers of goods and services in carrying out the management, leasing and disposition of the Properties;

                  (b) Provide administrative bookkeeping and income and expense reporting services necessary for the proper management of and reporting with respect to each Property and the Properties as a whole, and maintain all books and records required to be maintained under this Agreement in accordance with generally accepted accounting principles, including, without limitation, preparation of all such financial and accounting reports and/or records as the Company may currently prepare and maintain or otherwise reasonably require from time to time during the liquidation process, provided, however, that the Liquidator shall have no obligation to prepare or otherwise provide (i) any information and materials that the Company needs (other than such Property specific materials as set forth in this Agreement) to make any filing required of the Company under Governmental Requirements, including, without limitation, filings with the Securities and Exchange Commission and the Internal Revenue Service, and (ii) financial, tax or regulatory accounting required in connection with all of the liquidating distributions to the shareholders of the Company including, without limitation, as required by any other Governmental Requirement (including, without limitation the Code, the Rules of the New York Stock Exchange, and/or the Securities and Exchange Commission), and all such filings described in (i) and (ii) shall be prepared and made by the Company and the Company shall be responsible, at its cost and expense, for hiring any necessary accounting and/or law firm in connection therewith;

                  (c) Solicit tenants for each Property in accordance with the applicable Asset Business Plan. In connection with any such efforts, the Liquidator shall, without limitation, prepare and oversee all leasing and marketing efforts and all dealings with all tenants and prospective tenants regarding leasing;

                  (d) Provide the Property Management Services, including, without limitation, supervising the bidding, conduct, and negotiations of contracts for the management, redevelopment, expansion, repair and maintenance of each Property, and administer the contracts entered into in regard to the above, including coordinating activities among the architects, engineers, designers, brokers, consultants, attorneys and other professionals providing services in connection with management, leasing or redevelopment of any Property;

                  (e) Review and analyze the Properties, including, without limitation, existing leases, inspection of the Properties and generally review the operating histories of the Properties, as well as market information with respect to the markets in which the Properties are located, and develop a plan, subject to the Company's review and approval, for the marketing and disposition of the Properties;

                  (f) Engage, or coordinate with existing, sales brokers hired by the Company or with the Company's approval, review and update existing offering memoranda or cause the preparation of a new comprehensive offering memorandum or prospectus, in each case within thirty (30) days following the date of the Company obtaining the shareholder approval set forth in Section 2.1(c), which memorandum or prospectus shall detail the attributes of the Properties and the surrounding market areas and shall be subject to the Company's review and approval;

                  (g) Prepare a comprehensive marketing plan for the Properties, within thirty (30) days following the date of the Company obtaining the shareholder approval set forth in Section 2.1(c), for the Company's review and approval, and pursue the marketing and disposition of the Properties in accordance with the marketing plan approved by the Company;

                  (h) Assist the Company and any designated brokers in connection with any proposed sale or financing of any and all of the Properties, whether by providing any required financial information or other documentation, dealing with brokers, consultants, advisors and potential sources of financing or purchasers, arranging for inspections or otherwise; provided, however, it is understood and agreed that the Liquidator shall not be required to make any warranties or representations or to incur any other obligations in connection with such sales or financings.

                  (i) Negotiate and consummate, subject in all respects to the Company's approval, the sale of any and all of the Properties pursuant to offers received and approved by the Company;

                  (j) As and when authorized and directed by the Company, perform any other customary and reasonable services of a property manager, leasing agent, liquidator or investment sales advisor with respect to the Properties, without compensation for such services other than as set forth herein, provided such additional services do not materially increase the cost of Liquidator performing its obligations hereunder, or expose the Liquidator to a risk of civil or criminal liability.

         SECTION 2.3       AUTHORITY OF THE LIQUIDATOR.

                  (a) GENERAL AUTHORITY. Subject to the terms of and specific limitations set forth in this Agreement, the Liquidator is hereby given and shall have all authority necessary to carry out its responsibilities under this Agreement. In no event shall the Liquidator engage in any activity or take any action that is inconsistent with the Plan of Liquidation or the Preferred Documents without the prior written consent of the Company. The Company shall execute and provide the Liquidator with such written confirmation of the Liquidator's authority as the Liquidator may from time to time reasonably request. The Company shall, at the Liquidator's reasonable request, execute and deliver to the Liquidator any court pleadings, requests for trustee's sale or other documents prepared by the Liquidator, its agents or attorneys engaged by it on the Company's behalf, necessary to any legal action enforcing any remedies or rights of the Company relating to a Property, provided that the action contemplated in such document is consistent with the authority delegated to the Liquidator. The Company shall provide to the Liquidator; subject to the review and reasonable approval by the Liquidator, copies of all documents to which the Company is a party with which the Liquidator would have to comply in the performance of its services under this Agreement.

                  (b) SPECIFIC AUTHORIZATION REQUIRED. The following actions of the Liquidator shall require the specific prior written approval of the Company in each instance, whether or not consistent with or authorized by the applicable Asset Business Plan or Portfolio Business Plan, except that such action may be taken without prior approval if the action is required to comply with a court order or administrative or regulatory directive:

                           (i)      the direct or indirect acquisition of any
real property or interest therein;

                           (ii)     the acceptance of any offer for the purchase
of any Property, the entering into any agreement (including an option) for the sale or other disposition of any Property, and the closing, sale or transfer of any Property or any portion thereof, including, without limitation, (A) transfers of all or any part of the Company's direct or indirect interest in a Property and prepayments, discounted payoffs and deeds-in-lieu of foreclosure of Mortgage Loans and (B) as to all sales and transfers, the determination of price, terms, timing and whether such Property is to be sold alone or as part of a package or pool of Properties, provided, however, that the Liquidator may, without specific authorization therefor from the Company, sell or otherwise dispose of any furniture, fixtures, equipment or other personal property that is obsolete, worn out or no longer needed in connection with the use and operation of a Property and which does not have a fair market value of more than $5000;

                           (iii) the financing of any Property or interest
therein or portion thereof, including, without limitation, the creation of any mortgage loan or security interest in any Property;

                           (iv)  the hiring of (A) any broker or finder in
connection with the sale of any Property, (B) any Third Party leasing agent for the leasing of a Property or (C) any contractor, appraiser, consultant, auditor, accountant, engineer, or other vendor (other than a utility company), where, in each case, the total amount payable under the respective service contract (or series of related contracts applicable to a specific Property) is equal to, or greater than $25,000 (based on the aggregate of periodic payments due under the contract prior to the Company's discretionary right of termination) or an aggregate amount of all such service contracts applicable to a specific Property greater than $250,000 to perform services necessary or appropriate for the management and liquidation of the Properties, in each case except as expressly provided to the contrary in this Agreement or specifically authorized in an Approved Budget, provided however, that notwithstanding anything to the contrary contained herein, the Company shall not unreasonably withhold or delay its consent in connection with a request made pursuant to this subparagraph (iv) and such consent shall not be required for any matter specifically authorized in an Approved Budget;

                           (v)      the hiring of or payment to any Liquidator
Affiliate, except as expressly provided to the contrary in this Agreement;

                           (vi)     the lease or sublease as landlord or
sublandlord, as the case may be, of any premises in any Property, provided, however, that the Liquidator shall have the right, on behalf of the Company, to enter into leases or subleases of 10,000 square feet or less without the consent of the Company provided that the lease or sublease is consistent with the applicable Asset Business Plan, Approved Budget (including, without limitation, capital expenditure, tenant improvement, abatement and other concession and rental rate parameters) and is on the form of lease approved by the Company (except for variations appropriate for the market and the specific transaction which are not in contravention of the leasing guidelines, the applicable Asset Business Plan or Approved Budget, and which do not cause material changes in the financial terms of the lease);

                           (vii) the execution (except pursuant to the preceding
paragraph), termination or material amendment or material modification of any lease or sublease, as the case may be;

                           (viii) the establishment of reserves, except to the
extent consistent with the reserves required under the Plan of Liquidation, the Preferred Documents or the applicable Approved Budget or Asset Business Plan.

                           (ix)     any action inconsistent with the terms of
the Plan of Liquidation or the Preferred Documents, except that the Liquidator shall follow any direction given by the

Company in accordance with this Agreement, and may rely on any approval of the Company when given in accordance with this Agreement, in each case without regard to whether the action so directed or approved is inconsistent with the terms of the Plan of Liquidation or the Preferred Documents unless one or more of the Key Personnel has actual knowledge that said action is inconsistent with the terms of the Plan of Liquidation or the Preferred Documents; and

                           (x)      the hiring of any counsel for or on behalf
of the Company.

         The Liquidator shall submit to the Company a written request for any such approval in form reasonably acceptable to the Company together with appropriate back-up information and copies of documents submitted for approval or execution. The Company shall exercise commercially reasonable efforts to respond to any such request for approval within ten (10) Business Days following receipt of the Liquidator's request for approval and accompanying materials. If the Company indicates in its response that more information is required and/or that additional time will be needed for the Company to evaluate such request, the Liquidator shall use commercially reasonably efforts to provide the additional information needed and the Company shall exercise commercially reasonable efforts to respond to such request within the extended time specified by the Company from time to time. The Company's failure to respond within such period, however, shall not constitute approval or disapproval of the submitted matter. Notwithstanding the foregoing, in the event that the Liquidator submits a request for approval by the Company of a lease or sublease which satisfies the requirements of Section 2.3(b)(vi) such that consent of the Company is not required for the execution of such lease or sublease and the Company fails to respond with such ten (10) Business Day period, such failure to respond shall in no way limit the ability of the Liquidator to enter into such lease or sublease pursuant to Section 2.3(b)(vi). With respect to any approval under (v) above, the Liquidator shall expressly set forth in such request for approval that the Liquidator seeks approval for a transaction with a Liquidator Affiliate.

                  (c) TRANSACTIONS WITH AFFILIATES. Notwithstanding the provisions of Sections 2.3(b)(iv) and (v), the Liquidator may, at its sole cost and expense, enter into contracts with Coventry Real Estate Partners, Ltd. and/or Developers Diversified Realty Corporation or their majority owned subsidiaries, whether direct or indirect, to perform the services required of the Liquidator under this Agreement without the consent of the Company. Nothing in this Section 2.3(c) shall be deemed to modify the requirement, in accordance with the terms and conditions of this Agreement, that the Key Personnel perform the tasks designated and that the replacement of such Key Personnel shall be subject to the prior approval of the Company, such approval not to be unreasonably withheld or delayed. In addition, the Company agrees and acknowledges that certain property management and/or asset management services contemplated by this Agreement may be transferred to an Affiliated Person of the Liquidator. If requested by the Liquidator prior to December 31, 2000, the Company agrees to act in good faith to enter into a separate property, leasing and/or asset management agreement with such Affiliated Person of the Liquidator and either to amend or to amend and restate in its entirety this Agreement to release the Liquidator from liability with respect to such services and adjust the fees accordingly.

                  SECTION 2.4 EMPLOYEES. All persons utilized by the Liquidator in connection with the services to be rendered hereunder shall be independent contractors or the Liquidator's employees and shall not in any case be the employees or agents of the Company. Except as otherwise provided on EXHIBIT E (e.g., on-site personnel), or hereunder or in any applicable Asset Business Plan, Portfolio Business Plan or Approved Budget, the Liquidator shall be solely responsible for the salaries of the Liquidator's employees and for any employee benefits, including, without limitation, wages, worker's compensation benefits, employment and social security taxes and fringe benefits, to which the Liquidator's employees or agents may claim to be entitled and all such salaries and benefits shall be Non-Reimbursable Expenses. The Liquidator shall use commercially reasonable and prudent business practices to comply with all applicable laws and regulations having to do with worker's compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects with respect to the Liquidator's employees. The Liquidator represents that it is and will continue to be an equal opportunity employer.

                  SECTION 2.5 ADEQUATE PERSONNEL. The Liquidator shall at all times during the pendency of this Agreement provide such experienced personnel as are reasonably required to carry out the obligations of the Liquidator under this Agreement, including, without limitation, (a) the services of the Key Personnel and (b) the active participation of additional management and financial personnel necessary and qualified to perform the Liquidator's obligations under this Agreement. The Liquidator agrees that the Key Personnel set forth in EXHIBIT C attached hereto initially shall perform those functions required of the Liquidator as set forth in EXHIBIT C. All Key Personnel and other personnel of the Liquidator performing services for the Company under the terms of this Agreement shall devote an amount of their working time as is reasonably required to enable the Liquidator to fulfill its obligations hereunder. The Liquidator will select, retain and employ sufficient home office personnel to perform the activities and services required under this Agreement, the cost of which shall be paid by the Liquidator and shall be a Non-Reimbursable Expense. The of hiring of any successors of any Key Personnel and the functions required of them shall be subject to the prior approval of the Company, which approval shall not be unreasonably withheld or delayed.

         SECTION 2.6 COMPLIANCE WITH LAWS. During the term of this Agreement, the Liquidator shall use good faith commercially reasonable efforts to cause each Property to be in compliance in all material respects with all Governmental Requirements applicable thereto and to obtain all subdivision, zoning and all other governmental and municipal licenses, permits, consents, approvals, waivers, exemptions, financing agreements and orders required in connection with implementation of any development or improvement program undertaken at any Property and shall provide liaison and other contacts with, and arrange for the preparation and submission of all plans, contracts and other materials as may be required by the authorities granting the foregoing and shall promptly notify the Company of any uncorrected material violation of any such Governmental Requirement of which the Liquidator has actual knowledge.

         SECTION 2.7       INTENTIONALLY OMITTED.

         SECTION 2.8 COLLECTION OF REVENUE. The Liquidator shall use commercially reasonable efforts to collect all rents and other charges which may become due at any time from any tenant or from others in connection with the use of all of the Properties and any other monies due in connection with the Properties. All monies collected are to be deposited in the applicable property accounts in accordance with the terms of this Agreement. The Liquidator will collect and separately identify any income from miscellaneous services provided to tenants or the public.

         SECTION 2.9 INSPECTIONS. With respect to all Properties, the Liquidator shall inspect or cause to be inspected each Property in such intervals as Liquidator deems in good faith necessary to perform its obligations hereunder and promptly thereafter provide the Company with an inspection report.

         SECTION 2.10 DOCUMENTATION. All of the Liquidator's asset management, property management, leasing and disposition activities shall be effected using documents (together with standard variations thereon) approved by the Company from time to time.

         SECTION 2.11 OVERALL STANDARD OF CARE; LIQUIDATOR AS INDEPENDENT CONTRACTOR. In performing its services under this Agreement the Liquidator at all times shall (i) use diligent care with respect to the proper accounting for all funds received by the Liquidator, including, without limitation, the maintenance of adequate books and records with respect to each Property, (ii) perform the services required hereunder with respect to each Property in a professional manner in accordance with the professional standards for similar type properties in the market in which each Property is located, (iii) deal at "arms-length" with all Third Parties and (iv) except as expressly authorized under the provisions of this Agreement or otherwise expressly authorized in writing by the Company, not make any payment to or enter into any arrangement with respect to a Property with any Liquidator Affiliate. All funds of the Company received by the Liquidator shall be deemed held in trust by the Liquidator to be paid to or applied for the benefit of the Company in accordance with this Agreement. Without limiting the generality of the foregoing, the Liquidator shall comply in all material respects with all applicable Governmental Requirements in the discharge of its duties under this Agreement and shall discharge such duties with the care, skill, prudence and diligence under the circumstances then prevailing that an enterprise of a like character and with like aims would employ. In the discharge of its duties under this Agreement, including, without limitation, the performance of any services hereunder and the taking of any act whatsoever as Liquidator hereunder, the Liquidator shall uphold a standard of good faith and commercial reasonableness in performing its obligations and duties hereunder.

         SECTION 2.12  LEASING.

                  (a) The Liquidator shall serve as leasing agent for each Property pursuant to the terms and conditions of this Agreement. The Liquidator shall coordinate with any Third Party leasing agent engaged by the Liquidator on behalf of the Company in accordance with the provisions of this Agreement and with any other listing or cooperating brokers. For each Property, within a reasonable time following notice of any impending vacancy, the Liquidator will prepare an adequate rental listing and will negotiate and use commercially reasonable efforts to complete negotiation of new leases and lease renewals and extensions. Notwithstanding anything to the contrary contained herein, the Liquidator hereby acknowledges and agrees that the only leasing commission, fee or other form of compensation to which it shall be entitled for its leasing services hereunder shall be the leasing fees set forth on SCHEDULE 2.12 attached hereto, which leasing fees shall be paid strictly in accordance with the provisions of SCHEDULE 2.12. In connection with the payment of any fees due to the Liquidator, the Liquidator shall be responsible at its own expense for any fee or commission due to any other listing or cooperating brokers and shall use diligent efforts to cause any such listing or cooperating broker to release the Company from any claims for payment. Notwithstanding the foregoing, no leasing commissions, fees or other forms of compensation for leasing services shall be payable to the Liquidator in connection with any leasing at a Property so long as such Property is subject to the terms of the Prudential Contract (and the Liquidator shall not be responsible for paying any Third Party leasing commissions or fees with respect to such Property); provided, however, that if the Prudential Contract is terminated with respect to such Property as a result of (x) a failure to obtain a required Third Party consent or waiver to the sale of such Property pursuant to the Prudential Contract (e.g. the consent of a lender), (y) the default of the seller thereunder or (z) a court order enjoining or prohibiting such sale, then promptly following such termination the Company shall pay all leasing fees to the Liquidator as set forth on SCHEDULE 2.12 which would have been payable but for the foregoing provisions of this sentence and thereafter the restrictions set forth in this sentence shall not apply to such Property.

                  (b) The Liquidator agrees to furnish leasing and marketing services with respect to the leasing of space in the Properties, including without limitation the negotiation of all tenant leases. All such tenant leases shall be prepared in all material respects in accordance with the leasing guidelines set forth in the applicable Portfolio Business Plan or Asset Business Plan as the same may be modified from time to time, and unless otherwise approved in writing by the Company (except for variations appropriate for the market and the specific transaction which are not in contravention of the leasing guidelines, the applicable Asset Business Plan or Approved Budget, nor causing material changes in the financial terms of the lease) which, shall be on a standard printed form approved by the Company, shall be in the name of the Company, and shall be executed by the Company. Upon the execution by all parties of any tenant lease, the Liquidator shall promptly provide to the Company a copy of the executed tenant lease.

         SECTION 2.13 TENANT SERVICES. The Liquidator, on behalf of the Company, shall provide tenant services for each of the Properties in a manner consistent with services provided by property managers of comparable properties located in the market area in which such Property is located and consistent with the Company's qualification as a REIT.

         SECTION 2.14 SUBMISSIONS TO AND ACTIONS BY THE COMPANY. All requests for approvals, reports and other submissions to the Company required by the term of this Agreement, including without limitation, approvals required under the terms of this Article 2 and reports required by the terms of Article 4, shall be submitted to the Board of Directors of the Company, and all approvals and directions contemplated by the terms of this Agreement shall be made by the Board of Directors of the Company, unless the Board of Directors grant any specific approval, oversight or direction right to a specific officer or other employee of the Company in writing.

                              ARTICLE 3 - INSURANCE

         SECTION 3.1 THE COMPANY'S INSURANCE. The Company shall obtain and maintain all insurance with respect to each Property. Such insurance shall be of types and coverage amounts reasonably and customarily obtained by institutional owners in the market in which the Property is located and shall at no time result in coverage below the standards set forth on SCHEDULE 3.1 attached hereto. The Liquidator shall have the right, in its discretion, but not the obligation, unless specifically requested by the Company, to review the insurance program for the Properties from time to time and to recommend changes to the insurance program to reduce the cost of the insurance, to expand the types of coverages, to increase or reduce the coverage limits, to change the carrier and/or to make other changes. The Company agrees to review such recommendations promptly and, if the Company determines, using good faith reasonable judgment, that such proposed changes are consistent with prudent business practices of management of the Properties, to direct the Liquidator to implement the changes recommended. The Liquidator, and each Person to whom the Liquidator may transfer, delegate or assign any portion of its responsibilities pursuant to Section 2.3(c) of this Agreement and whom the Liquidator shall request that the Company designate as an additional insured on any or all of such policies, shall be named as an additional insured party as requested by the Liquidator.

         SECTION 3.2 INSURANCE CLAIMS. The Company or the Company's insurer shall have the right, at its option (chargeable as an operating expense of the applicable Property), to conduct the defense of any claim, demand or suit arising out of the ownership, operation, development or management of the Properties. The foregoing is not intended to affect the general requirements of this Agreement with respect to the maintenance or management of the Properties or with respect to any indemnities by either party hereunder. The Liquidator shall furnish whatever information is reasonably requested by the Company regarding any Property for the purpose of placement of insurance coverages to be obtained by the Company and shall aid and cooperate in every reasonable way with respect to such insurance and investigation of any claim or loss thereunder. The Liquidator shall notify the Company and the Company's insurance carrier promptly upon receiving notice of any casualty, loss, injury, claim or threatened (in writing) claim, condition or other event which the Liquidator believes may result in a claim under any insurance policy maintained by the Company.

         SECTION 3.3 THE LIQUIDATOR'S INSURANCE. The Liquidator shall maintain at its own expense (as a Non-Reimbursable Expense), the following minimum insurance coverages and limits:

                  (i) Worker's compensation and non-occupational disability insurance as required by law for employees of the Liquidator;

                  (ii) Employer's Liability in jurisdictions where employer's liability insurance is required by law -- $100,000 each accident; $100,000 disease -- each employee; $500,000 disease -- policy limit;

                  (iii) Commercial General Liability Insurance: bodily injury and property damage with limits of at least $1,000,000 each occurrence and $2,000,000 in the aggregate; and Excess Liability Coverage of at least $5,000,000;

                  (iv) Automobile Liability -- As to any vehicle owned, non-owned or hired by the Liquidator, $1,000,000 covering losses due to the insured's liability for bodily injury to others or to the property or others; as to Medical Expenses -- $5,000 per person per accident; and

                  (v) Comprehensive crime insurance (including Employee Dishonesty) with limits and terms reasonably acceptable to the Company or a fidelity bond reasonably acceptable to the Company.

                  (vi) Errors and Omissions insurance coverage in an amount not less than $1,000,000.

The premium for all insurance required to be maintained by the Liquidator under this Section 3.3 shall be at the Liquidator's own expense and shall be a Non-Reimbursable Expense. The minimum A.M. Best's rating of each insurer shall be A-/VII. The Liquidator shall furnish the Company with certificates evidencing the aforesaid coverages, which shall include provisions to the effect that the Company shall be given at least 30 days' prior written notice of cancellation of or any material change in any of the aforesaid policies. The Company and its directors shall be named as an additional insured with respect to all of the Liquidator's automobile liability and excess liability policies. All policies required under this Section 3.3 shall provide that the Company be given not less than 30 days advance notice of any proposed cancellation or material change. The liability policies required under Section 3.3 shall be written to apply to all bodily injury, property damage, personal injury and other covered loss, however occasioned, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. Such liability policies shall also contain endorsements which include employees as additional insured and contain cross-liability, waiver of subrogation and such other provisions as the Company may reasonably require. Such insurance shall also include broad form contractual liability insurance coverage insuring all of the Liquidator's indemnity obligations to the Company pursuant to this Agreement. The Liquidator shall be permitted to maintain all insurance required hereunder under the Liquidator's or its affiliates' blanket insurance policy.

         SECTION 3.4       Indemnification.

                  (a) The Liquidator hereby agrees to indemnify, defend and hold harmless the Company and its affiliates and their officers, employees and directors for, from and against any cost, loss, damage or expense (including, but not limited to, attorneys' fees and all court costs and other expenses of litigation, whether or not recoverable under local law) resulting from a breach by the Liquidator and its affiliates of this Agreement or the fraud, gross negligence or willful misconduct of the Liquidator and its affiliates and their officers, directors, and employees in connection with this Agreement.

                  (b) The Company hereby agrees to indemnify, defend and hold harmless the Liquidator and its affiliates and their officers, directors, and employees (collectively, the "Liquidator Indemnitees") for, from and against any cost, loss, damage or expense (including, but not limited to, attorneys' fees and all court costs and other expenses of litigation (whether brought directly or derivatively by a shareholder of the Company), whether or not recoverable under local law) resulting from (i) the fraud, gross negligence or willful misconduct of the Company and its officers, directors, and employees in connection with this Agreement, (ii) the Liquidator's status as the Liquidator, property manager or leasing agent hereunder, (iii) any act (or failure to act) undertaken and performed (or refused to be undertaken) in good faith within the scope of authority conferred by this Agreement, (iv) any breach by the Company of this Agreement or any failure or refusal to perform any acts except those expressly required by the terms of this Agreement, (v) performance or failure to perform any acts in good faith reliance on the advice of accountants or legal counsel or in good faith reliance on the advice, instruction or approval from the Company in connection with the duties of the Liquidator under this Agreement or (vi) actual or alleged violations by the Company of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, resulting from the acts or transactions contemplated by this Agreement including, without limitation, any communications with the public or shareholders by the Company, whether in periodic reports, press releases or otherwise; PROVIDED, however, in each case, that any such action or claim shall not have arisen by reason of any matter for which the Liquidator is responsible for providing indemnification to the Company pursuant to Section 3.4(a). To the extent the indemnification provided for in clause (vi) is ruled, without further appeal available, by a judge or court to be unenforceable and therefore unavailable to Liquidator Indemnitees, then the Company, in lieu of indemnifying the Liquidator Indemnitees, shall contribute to or reimburse the Liquidator Indemnitees for, the amounts paid or payable by the Liquidator Indemnitees as a result of such cost, loss, damage or expense in the proportion in which the relative fault of the Company bears to the relative fault of the Liquidator Indemnitees.

                  (c) Notwithstanding anything to the contrary provided in this Agreement, neither party shall be liable to the other hereunder for any consequential or punitive damages.

                  (d) The Company and the Liquidator understand, acknowledge and agree that each of them has relied on the indemnity of the other as an inducement and as a material part of the consideration for entering this Agreement. The Company and the Liquidator further agree that the indemnities set forth above shall survive the expiration or termination (whether with or without cause) of this Agreement.

                  (e) If any claim shall be asserted, or any action, suit or other proceeding shall be instituted, by a third party against (i) the Company or (ii) the Liquidator (each an "Indemnified Party"), with respect to any occurrence as to which the other party (an "Indemnifying Party") shall have any Indemnity obligation under this Agreement, such Indemnified Party shall promptly notify Indemnifying Party of the assertion of such claim, or the institution of such action, suit or proceeding, and tender the defense and, subject to the next succeeding paragraph, settlement or compromise of any such claim, action, suit or proceeding to Indemnifying Party for conduct thereof by Indemnifying Party (provided that Indemnifying Party shall timely commence and diligently continue such defense, settlement or compromise) at Indemnifying Party's sole expense. Indemnifying Party shall have the right to select counsel, subject to Indemnified Party's prior written approval, which approval shall not be unreasonably withheld or delayed. Should any such claim, action, suit or proceeding result in a final and unappealable judgment, Indemnifying Party shall promptly pay the same. Indemnified Party agrees to cooperate with Indemnifying Party to the extent Indemnifying Party may reasonably request such cooperation but at the sole expense of Indemnifying Party. Indemnified Party shall have the right (but shall not have the obligation), at any time and at its own cost and expense, to participate in the defense of any such claim, action, suit or proceeding, to be represented by counsel of its choice and to assert in any such action, suit or proceeding any counterclaims or cross claims Indemnified Party may have. In the event Indemnifying Party fails to timely commence the defense, settlement or compromise thereof, Indemnified Party shall have the right

(but shall not have the obligation) to defend, settle, compromise or take such other action as Indemnified Party shall deem necessary in connection with any such claim, action, suit or proceeding and to be indemnified for the entire cost thereof from Indemnifying Party, including attorneys' and disbursements and experts' fees and expenses (including those incurred in connection with appellate proceedings). Notwithstanding the foregoing, if any party making such claim, or any party to such action, suit or proceeding, shall take any action to create or impose any lien or encumbrance on any of the assets of Indemnified Party in respect of such claim, action, suit or proceeding or if any judgment shall be entered which would result in Indemnified Party being obligated to pay the same, Indemnifying Party shall provide such bond, deposit or take such other action as shall be satisfactory to Indemnified Party to prevent the creation or imposition of any such lien, and to stay the execution of such judgment pending any appeal or other proceeding prior to final entry thereof. Indemnifying Party shall have the right to settle or compromise any such claim, action, suit or proceeding without the prior written consent of Indemnified Party provided that, at the time of such settlement or compromise, Indemnifying Party shall satisfy and discharge any and all liability of Indemnified Party resulting therefrom or shall post security satisfactory to the Indemnified Party to assure the ultimate satisfaction and discharge of such liability. Except as provided in the preceding sentence, Indemnifying Party shall not settle or compromise any such claim, action, suit or proceeding without the prior written consent of the Indemnified Party. The failure or delay of Indemnified Party to notify Indemnifying Party of the institution of any claim, action, suit or other proceeding shall not release or otherwise limit the indemnification obligation of Indemnifying Party except to the extent that Indemnifying Party shall be prejudiced in a material respect by the failure or delay of Indemnified Party to give Indemnifying Party notice of such action, suit or proceeding.

         SECTION 3.5 WAIVER OF SUBROGATION. If and to the extent that the following provision may be effective without invalidating or making it commercially unreasonable to obtain insurance, the Liquidator and the Company agree that with respect to any hazard, liability, casualty or other loss or claim which is covered by insurance then carried by either the Company or the Liquidator, (a) the party carrying such insurance and suffering such loss releases the other party of and from any and all claims with respect to such loss to the extent of the insurance proceeds paid with respect thereto and specifically excepting from such release any deductible required to be paid; and
(b) their respective insurance companies shall have no right of subrogation against the other party or their respective agents, contractors, employees, licensees or invitees on account thereof.

                    ARTICLE 4 - REPORTING AND RECORD KEEPING

         SECTION 4.1 MAINTENANCE OF RECORDS. The Liquidator shall maintain on a current basis a system of accounts and a document filing system with respect to each Property and performance of the Liquidator's obligations under this Agreement, which systems shall at all times be in form and substance reasonably satisfactory to the Company. All records shall be maintained, with sufficient staff provided by the Liquidator, at the Properties or the address initially specified for notices to the Liquidator in Section 12.4 or at such other location as may be mutually agreed upon by the Liquidator and the Company. The Liquidator shall establish and maintain controls over accounting and financial transactions reasonably designed to protect the Company's assets from theft, gross negligence or fraudulent activity on the part of the Liquidator or the Liquidator's employees or other agents. Uninsured losses arising from theft, gross negligence or fraudulent activities by the Liquidator or the Liquidator's employees or agents shall be borne by the Liquidator in its individual capacity and are Non-Reimbursable Expenses.

         SECTION 4.2 COMPANY'S PROPERTY; CONTINUING ACCESS. All records received or maintained by the Liquidator pursuant to this Agreement are and shall remain the property of the Company and, upon termination or expiration of this Agreement for any reason whatsoever, shall be promptly turned over to the Company. The Liquidator shall have the right to retain copies of records in its files. Each party to this Agreement agrees not to destroy any records or other material records relating to this Agreement for a period of at least six (6) years following the expiration of the year with respect to which such records relate, and each such party further agrees to permit the other party to have reasonable access to all such records, including any such access requested in connection with any dispute between the parties.

         SECTION 4.3 COMPANY'S AUDIT RIGHTS. The Liquidator shall cooperate with, and make all Property records available to, any auditor, independent accountant, agent or other person designated from time to time by the Company. The Company, at all reasonable times during normal business hours, shall have access to and shall have the right to conduct, or cause to be conducted, audits and examinations of such Property records. Should the Company discover either weaknesses in internal controls or errors in record keeping, the Liquidator shall correct or cause to be corrected such discrepancies promptly upon the Company's request and shall inform the Company, in writing, of the action taken to correct such audit discrepancies. Unless and except to the extent that any such examination or audit discloses material errors, omissions or misstatements by the Liquidator, the reasonable out-of-pocket cost of all such audits and examinations shall be borne by the Company as an expense of the Company, and if appropriate, allocated to the applicable Property or Properties. An error, omission or misstatement will be considered material if the amount in question exceeds $25,000.

         SECTION 4.4       REQUIRED REPORTS.

                  (a) PORTFOLIO BUSINESS PLAN. The Liquidator shall immediately commence preparation of and shall complete and submit to the Company within two (2) Business Days following the date of the Company obtaining the shareholder approval described in Section 2.1(c) of this Agreement, a proposed portfolio business and management plan addressing the matters described below, the form and content of which shall be reasonably approved by the Company and the Liquidator in accordance with Section 2.1(d) of this Agreement. The Liquidator shall meet with the Board of Directors of the Company or its designee to present and discuss the proposed portfolio business and management plan as it is developed, shall furnish promptly any additional information or explanations reasonably requested by the Company and shall modify any proposed portfolio business and management plan consistent with the Company's comments or directions, at the time of initial submission and approval, and from time to time as requested by the Company. Such portfolio plan, or any modified version thereof, when approved in writing by the Company, shall be referred to as the "PORTFOLIO BUSINESS PLAN." The Portfolio Business Plan shall set forth the overall strategic plan for disposing of the Properties consistent with the Plan of Liquidation and managing and leasing the Properties during the liquidation period, including, but not limited to the Company's general business strategy, policies and procedures, forms of all required statements and reports, any proposed changes (unless previously approved by the Company) to forms of documents required hereunder (which forms or changes to forms of documents, however, may be prepared and submitted for the Company's approval from time to time, and in any event prior to their utilization) financial projections taking into account the entire capital structure of the Company and such other matters pertaining to the disposition, leasing and management of the Properties and the performance of the Liquidator's services hereunder as the Company may reasonably specify and as the Liquidator shall reasonably agree within thirty (30) days following the date of said shareholder approval. The Portfolio Business Plan shall be supplemented or modified as necessary from time to time, including, without limitation, as the Company may reasonably request within the scope of the Liquidator's responsibility under this Agreement. Any material changes to or material deviations from the Portfolio Business Plan shall require the Company's prior written consent, subject to Section 4.4(c)(ii).

                  (b)      Asset Business Plans.

                           (i)      The Liquidator shall immediately commence
preparation of and shall complete and submit to the Company within two (2) Business Days following the date of the Company obtaining the shareholder approval described in Section 2.1(c) of this Agreement, a proposed management, leasing and disposition plan for each Property or group of Properties, as applicable, the form and content of which shall be reasonably approved by Company and the Liquidator in accordance with Section 2.1(d) of this Agreement. Each such plan, or any modified version thereof, when approved in writing by The Company, shall be referred to as an "ASSET BUSINESS PLAN." The Company shall either approve in writing each Asset Business Plan or provide comments to the Liquidator either orally or in writing or both.

                           (ii) Each Asset Business Plan shall be prepared in
accordance with the format specified in the Portfolio Business Plan or otherwise approved by the Company, shall be consistent with the Plan of Liquidation to the extent applicable, and shall set forth, without limitation and in addition to the budget information detailed in Subsection (c) below, the following:

                                    (A) in  narrative form, a basic description
of the Property and the Liquidator's recommended course of action with respect to the Property, including, without limitation, any strategic or tactical actions relating to sale or disposition of the Property or group of Properties covered by such Asset Business Plan;

                                    (B) as to each Property, a narrative report
including details on the status of current and projected leasing; a commentary on physical condition, including any deferred maintenance items; a summary of market conditions, comparables and such other summary market statistics as the Company may reasonably request; a status report of all competitive projects known to the Liquidator in the market area; and detailed plans for the leasing, renovation, repair and maintenance, management and marketing of each Property; and such other information as the Company shall reasonably have requested; and

                                    (C) as to each Property, a valuation of the
Property prepared on static and discounted cash flow bases consistent with formats and methodologies reasonably determined by the Company and utilizing the existing financial software of the Company.

                           (iii) The Liquidator shall use all commercially
reasonable efforts to implement and comply with the approved Asset Business Plan. Unless and until the Company approves such Asset Business Plan, however, the Liquidator shall use all commercially reasonable efforts to lease and manage each Property in accordance with the previously approved Asset Business Plan. Any material changes to the Asset Business Plan by the Liquidator shall require the Company's prior written consent. In addition to complying with the foregoing requirements, the Liquidator shall prepare and propose for the Company's approval such revisions and updates to the Asset Business Plan as may either be reasonably requested from time to time by the Company within the scope of the Liquidator's responsibility under this Agreement or as the Liquidator may otherwise deem appropriate.

                  (c)      Annual Budgets.

                           (i) As part of each Asset Business Plan, the
Liquidator shall prepare and submit to the Company for the Company's approval each year a detailed budget for each Property consistent with the Plan of Liquidation to the extent applicable, projecting all revenues expected to be received and projecting all costs and operating and capital expenses expected to be incurred during the following one (1) calendar year, together with projected leasing activity and costs and repair and maintenance costs. In such budget, the Liquidator may expressly correlate an income category with a corresponding expense category and expressly provide that if the actual income category exceeds the budget, the corresponding expense category in the budget shall be deemed increased by the same percentage as the actual income with respect to such income category exceeds the budgeted amount for such income category. For example, if in the budget, the Liquidator provides for corresponding income and expense categories and in such budget the income category equals $100 and the corresponding expense category equals $50, if actual income with respect to such income category is $110, then the expense category will be deemed automatically increased by a corresponding percentage (in this example 10%) to $55. The Liquidator shall explain in reasonable detail any assumptions used in projecting real estate taxes, insurance and general and administrative costs and proposed capital expenditures, and including, without limitation, all Third Party expenditures, and Fees payable to the Liquidator hereunder, and a comparison of projected revenues and expenses against prior year actual (including an explanation of material deviations). Such budgets shall be supplemented by such information as the Company may reasonably request from time to time within the scope of the Liquidator's responsibility under this Agreement and shall include a projection of costs and expenses expected to be incurred during the following calendar year on a monthly basis. The format of such budgets shall be reasonably acceptable to the Company. Such new budget(s) shall, upon approval thereof by the Company, become the Approved Budget(s) for the applicable Property. Unless and until the Company approves such new budget, however, the Liquidator shall use all commercially reasonable efforts to continue to manage the applicable Property in accordance with the then existing Approved Budget(s) until such new budget or budgets are approved.

                           (ii) The Liquidator shall use commercially reasonable
efforts to avoid causing the actual costs of the ownership, management and disposition of the Properties to exceed the applicable Approved Budget(s) either in total or in any one accounting category. Any expense causing or likely to cause a variance of more than $25,000 shall be promptly explained to the Company by the Liquidator as a part of the Liquidator's monthly reporting pursuant to Section 4.4(d) below. All expenses shall be charged to the proper budget line item or accounting category as specified in the Approved Schedule of Accounts and no expense may be classified or reclassified for the purpose of avoiding an excess in the annual budgeted amount of any line item or accounting category. Subject to the provisions of paragraph 3(b) of EXHIBIT B, the Liquidator shall secure the Company's prior written approval before expending, obligating the Company for or approving any expenditure that would result in a budget line item or category being exceeded by more than $25,000.

                           (iii) The Liquidator shall further prepare and
propose for the Company's approval from time to time such additional revisions to the Approved Budget(s) as may reasonably be required to reflect changes in costs or expenditures in redevelopment and management of the Properties.

                  (d) BIWEEKLY REPORTS. The Liquidator shall make reports to the Company, in such form as the Company may reasonably require but including, without limitation, presentations to the Board of Directors or management of the Company which shall be not less frequently than the 1st and 15th of each calendar month and shall be made at any time from time to time as reasonably requested by the Company, detailing the progress of the development and implementation of the plan of liquidation and disposition of the Properties, and detailing the status of the management of the Properties in accordance with the Portfolio Business Plan and the Asset Business Plan(s), including, without limitation, the Approved Budget(s) and any material deviations therefrom.

         SECTION 4.5 OTHER DISCLOSURES. The Liquidator shall use good faith commercially reasonable efforts to keep the Company informed of any material fact, information, projection, litigation, employee relations or other matter of which the Liquidator has actual knowledge which could reasonably be expected to have a material impact on the operations of the Company or any Property. In determining whether such fact, information, projection, litigation, employee relations or other matters is material or would have a material impact, the standard for the determination of materiality shall be the standard for asset managers and property managers performing asset management and property management services for similar properties for owners and not the standard for materiality imposed by United States securities laws. In addition, the Liquidator shall deliver notice to the Company of any of the following:

                  (a) PROPERTIES HELD BY OUTSIDE INTERESTS. At each time the Liquidator delivers the Portfolio Business Plan to the Company and such other times as the Company may reasonably request, the Liquidator shall deliver a list to the Company of any competing properties and any land or other property intended to be developed into a competing property within the area in which the Property or Properties are located which are owned in whole or in part by the Liquidator or any Liquidator Affiliate or with respect to which the Liquidator or any the Liquidator Affiliate performs liquidation, property management or leasing services, which list or other written disclosure shall include the percentage interests owned by the Liquidator or any the Liquidator Affiliate and shall state whether the Liquidator or a Liquidator Affiliate provides liquidation or other similar services, leasing services or management services in connection with each such Property; and

                  (b) COMPETITIVE ACTIVITIES BY OUTSIDE INTERESTS. The Liquidator shall also disclose to the Company in writing any proposed activity known to the Liquidator which would be subject to the disclosure requirement set forth in Section 4.5(b) if the references to "thirty three and one-third percent (33-1/3%)" in the definitions of Affiliated Person and Liquidator Affiliate in
Article 1 referred instead to "ten percent (10%)."

         SECTION 4.6 COMPANY'S PROPERTY. All books, records, computer discs and similar materials containing information about the Properties, and invoices and other documents received and/or maintained by the Liquidator with respect to the Properties shall remain the property of the Company.

         SECTION 4.7 COMPANY'S DISCLOSURE. Subject in all cases to compliance with securities and other laws, the Company shall use good faith commercially reasonable efforts to keep the Liquidator informed of any material fact, information, projection, litigation or other matter which could reasonably be expected to have a material impact on the business or financial condition of the Company or the performance by the Liquidator of its obligations under this Agreement.

                            ARTICLE 5 - BANK ACCOUNTS

         SECTION 5.1 ACCOUNTS. Subject to any lender so-called lockbox and similar cash management requirements, the Liquidator shall deposit all operating revenues with respect to each Property, including, without limitation, all payments on account of rental, tenant reimbursables, insurance proceeds and any other receipts or amounts whatsoever received by the Liquidator in one or more interest-bearing bank accounts established separately for each Property (collectively, the "Property Bank Accounts"). Notwithstanding the foregoing, in no event shall the net (meaning after payment of all transaction costs, existing liens, closing apportionments and other amounts payable in connection with any sale or financing and after the establishment of any escrows or reserves expressly authorized in accordance with the provisions set forth in this Agreement and required in connection with any sale or financing), sales or financing proceeds be deposited into any Property Bank Accounts, all such net sales and financing proceeds to be delivered directly by the payor thereof to an account designated in writing by the Company. All balances remaining in each Property Bank Account to be maintained by the Liquidator as the property manager pursuant to the terms hereof shall, on or before each of the first (1st) and the tenth (10th) of every month after payment of expenses pursuant to Article 6 and the establishment of appropriate reserves in accordance with the Asset Business Plan or Approved Budget, be deposited by the Liquidator into an account of the Company directed by the Company. In no event shall any Property Bank Account be commingled with any other account of the Liquidator, any Liquidator Affiliate or any Third Party. The Company may direct the Liquidator to change any depository institution or depository arrangement at any time, and without the prior written consent of the Company, the Liquidator shall not change any such depository institution or arrangement. All security deposits, advance rent deposits and other tenant deposits not constituting Gross Revenues shall be delivered directly to an account designated in writing by the Company, which account shall not be a Property Bank Account.

         SECTION 5.2 ACCESS TO ACCOUNTS. Through the use of signature cards, authorized representatives of the Company shall have access to all Property Bank Accounts and the contents thereof. The Liquidator's authority to draw against any Property Bank Account, or make any payment of Fees pursuant to
Section 6.1, shall be terminated by the Company immediately upon any notice of termination of this Agreement, effective upon receipt by the Liquidator of a written notice of termination from the Company.

         SECTION 5.3 INVESTMENT OF ACCOUNTS. The Liquidator shall cause all amounts on deposit in the Property Bank Accounts to be invested in one or more investments bearing interest or sold at a discount, consistent with investment guidelines established or approved by the Company and consistent with maintaining the Company's status as a REIT. Any Property Bank Accounts and investment of funds shall be made in the name of the Company and all funds therein shall be assets of the Company provided that signature cards and other agreements allow the Liquidator unrestricted access to such accounts, subject to the rights of the Company to terminate such rights in accordance with the terms hereof. The Company shall be entitled to all income and gain realized from the investment of funds deposited in the accounts, as applicable, and, provided that the Liquidator has complied with its obligations hereunder as to each investment, the Liquidator shall not be responsible for any loss resulting from such investment.

         SECTION 5.4 FILES. The Liquidator shall maintain files related to the Company and the Properties in a good and orderly fashion at the Properties or at the Liquidator's office, all such files being the sole property of the Company, including, but not limited to, the following to the extent same are delivered to the Liquidator upon acquisition of the applicable Properties or delivered to or generated by the Liquidator during the term of this Agreement:

                  (a) Accounting books and records and supporting documentation;

                  (b) All other books, records, documents and file of the type that the Company currently maintains, including, without limitation, regarding the Properties, the Company's operations, BPOP's and the Company's financings, including, without limitation, and books, records and reports required by any loan documents or other agreement to which the Company, BPOP or any their respective Affiliates or Subsidiaries is subject to;

                  (c) Such other Property or Company operation information as the Company reasonably requests from time to time.

                         ARTICLE 6 - PAYMENT OF EXPENSES

         SECTION 6.1 COSTS PAYABLE FROM COMPANY ACCOUNTS. The Liquidator shall, to the extent of available funds, except as otherwise expressly set forth in this Agreement, pay directly from the applicable Property Bank Account, all costs incurred in connection with the management, leasing and operations of each Property provided that (i) such costs are incurred pursuant to and are consistent with the then current Asset Business Plan (and the Approved Budget included as part thereof) or otherwise are within the authority granted to the Liquidator herein (subject to the Liquidator's right to expend sums not otherwise contemplated as set forth in Section 4.4(c) above), (ii) except as set forth in Section 4.4(c), no disbursement of any amount in excess of $50,000 in any one instance not expressly set forth in an Approved Budget shall be made by the Liquidator without the Company's prior consent, and (iii) no disbursement shall be made for Non-Reimbursable Expense or other amounts to the Liquidator (other than the fees and reimbursements permitted hereunder or otherwise explicitly approved by the Company), which in accordance herewith the Liquidator shall be authorized to disburse without prior consent. The Liquidator shall pay directly from the Property Bank Accounts any property management fees, leasing fees, construction management fees and reimbursement of any advances, with interest, made pursuant to Section 6.3(b) and asset management fees due the Liquidator under this Agreement with respect to the applicable Property as and when payable hereunder, in accordance with the terms of EXHIBIT D attached hereto or as expressly set forth elsewhere herein.

         SECTION 6.2       INTENTIONALLY OMITTED.

         SECTION 6.3       INSUFFICIENT FUNDS.

                  (a) If at any time the Liquidator determines that there are not, or are projected not to be within the next 90 days, sufficient funds within the applicable Property Bank Account to pay all bills, charges and liabilities which may be incurred by the Liquidator hereunder with respect to the performance of its duties hereunder as to a Property hereunder, the Liquidator shall promptly give notice of such actual or projected deficiency to the Company. The Company may then deposit additional funds directly into the applicable Property Bank Account or direct the Liquidator to transfer funds from a different Property Bank Account into the applicable Property Bank Account, as the case may be, but the Company shall have no obligation to the Liquidator whatsoever to cover any deficits or provide funds for any purpose other than the payment when due of all Fees and reimbursable costs and expenses due and payable to the Liquidator hereunder. The Liquidator shall pay any Fees for property management, asset management, leasing or construction management and repayment of any Liquidator advances due the Liquidator from the applicable Property Bank Account only out of amounts in such account for payment of all Third Party expenses and Fees permitted to be paid hereunder then due; PROVIDED, however, that the foregoing shall in no event relieve the Company of its obligation to pay any Fees due the Liquidator when and as the same become due and payable hereunder.

                  (b) The Liquidator shall have no obligation to expend its own funds in payment of expenses and liabilities with respect to a Property (other than for Non-Reimbursable Expenses), and, notwithstanding anything to the contrary set forth in this Agreement, the Liquidator shall not be in default under this Agreement by reason of any failure to pay any such expenses and liabilities or take any action due to a lack of funds provided or made available by the Company, if the terms of this Agreement contemplate that such costs are to be paid by the Company and not by the Liquidator. To the extent that the Company does not provide funds necessary for the Liquidator to perform its obligations hereunder, the Liquidator shall be released from liability for its failure to perform such obligation. Notwithstanding the foregoing, in the event that the Company does not have sufficient funds to make payment of expenses or liabilities with respect to the Properties set forth in an Approved Budget, Liquidator shall have the right, but not the obligation, to advance money to the Company to make such payment of expenditure or liability with respect to the Property set forth in the Approved Budget. The Company shall repay such advance from future cash flow with interest calculated at the annual rate of simple interest equal to the so called "prime rate" announced by Fleet National Bank at its Boston headquarters plus two percent (2%).

         SECTION 6.4 EXPENDITURES. Except to the extent of Fees payable to the Liquidator under this Agreement, the Company shall not at any time have any obligation to the Liquidator to make advances or investments in or with respect to any Property.

                      ARTICLE 7 -COMPENSATION AND EXPENSES

         SECTION 7.1 LIQUIDATOR'S FEES. The Company shall compensate the Liquidator for its services under this Agreement by paying to the Liquidator the fees (collectively, the "FEES") provided for in EXHIBIT D attached hereto and by this reference incorporated herein in full, if, as and when due pursuant to the terms of EXHIBIT D and otherwise upon the terms and conditions set forth in EXHIBIT D. The right of the Liquidator to receive the Fees and the obligation of the Company to pay the Fees shall commence on the date following the receipt by the Company of shareholder approval of this Agreement as contemplated by Section 2.1(c). No Fees shall be earned by the Liquidator or payable by the Company for any period prior to the date of receipt of such shareholder approval. Notwithstanding the foregoing, in consideration of and compensation for the Liquidator (i) commencing asset management functions and preparation of the Portfolio Business Plan and (ii) preparing to implement property management and leasing functions, for the period from the date of this Agreement through the shareholder meeting contemplated by Section 2.1(c) of this Agreement, the Company shall pay to Liquidator a monthly fee (pro rated for partial months appropriately) of One Hundred Twenty Five Thousand Dollars ($125,000.00). Such fee shall be paid on the fifteenth (15th) day of each month for the services provided during the preceding month.

         SECTION 7.2       EXPENSES.

                  (a) The Liquidator shall pay its own internal expenses as set forth more fully on and in accordance with EXHIBIT E attached hereto.

                  (b) Except as otherwise specifically provided herein, the Company shall be responsible for and shall pay all costs and expenses incurred in accordance with the provisions hereof with respect to the Company and the Properties to the extent not otherwise reimbursed from other sources as set forth more fully on and in accordance with EXHIBIT E attached hereto, and the Company shall reimburse the Liquidator for any sums advanced by the Liquidator in accordance with the provisions of this Agreement.

                  (c) Any expenses and costs identified on EXHIBIT E attached hereto as "Non-Reimbursable Expenses" (the "NON-REIMBURSABLE EXPENSES") incurred by or on behalf of the Liquidator shall be at the sole cost and expense of the Liquidator and shall not be paid from any bank accounts of the Company to which the Liquidator has access, or otherwise be payable by the Company, except and only to the extent otherwise provided herein or as otherwise approved by the Company in accordance with this Agreement.

                     ARTICLE 8 - TERM, DEFAULT; TERMINATION

         SECTION 8.1 INITIAL TERM. The initial term of this Agreement shall commence on the date hereof and, unless extended or sooner terminated as herein provided, shall end on

October 17, 2002. The Company shall have the unilateral right to extend the term of this Agreement for a period not to exceed six (6) months by written notice to the Liquidator no fewer than sixty (60) days prior to October 17, 2002. In addition, the Liquidator shall have the right to request an extension of the term of this Agreement for an additional six (6) month period, which request shall not be unreasonably denied by the Company if the Company determines in its good faith reasonable discretion that the Liquidator has used good faith commercially reasonable efforts to perform its obligations hereunder during the initial term.

         SECTION 8.2 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an event of default ("EVENT OF DEFAULT") hereunder on the part of the party to this Agreement with respect to whom such event occurs (the "DEFAULTING PARTY"):

                  (a) should there occur a default in the performance of, or failure to comply with, any agreements, obligations or undertakings of a party herein contained, which default or failure continues for thirty (30) days (or fifteen (15) days if such default or failure is due solely to the nonpayment of money) following written notice thereof given by the other party, provided, however, that if such default cannot with reasonably diligent efforts be cured within thirty (30) days, then the defaulting party shall not be in default provided that the defaulting party commences cure as soon as reasonably possible within such thirty (30) day period, thereafter diligently prosecutes cure to completion and such completion occurs within ninety (90) days following such written notice.

                  (b) should a party institute proceedings of any nature under the Federal Bankruptcy Code, or any similar state or Federal law for the relief of debtors, wherein such party is seeking relief as debtor;

                  (c) should there occur a general assignment by a party for the benefit of its creditors;

                  (d) should there be instituted against a party a proceeding under any section or chapter of the Federal Bankruptcy Code, or any similar Federal or state law for the relief of debtors, which proceeding is not dismissed, stayed or discharged within a period of 60 days after the filing thereof or if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceedings;

                  (e) should there occur a Prohibited Transfer by the Liquidator within the meaning of Section 11.1;

                  (f) should there occur any dissolution or termination of the corporate existence of the Liquidator or cessation of business by the Liquidator for any reason whatsoever; provided, however, without limiting
Section 8.2(e), such dissolution or termination shall not be an Event of Default if the Liquidator continues such business substantially under the same control of the management of said business which existed prior to such event but under a different entity or name;

                  (g) should the Liquidator fail by January 31, 2001, to own an amount of shares (the "Required Amount") less than nine and nine-tenths percent (9.9%) of the issued and outstanding common shares of the Company existing on the date hereof, or should the Liquidator subsequently voluntarily sell shares such that the Liquidator no longer owns an amount of shares equal to at least the Required Amount; provided, however, that (i) the requirement that the Liquidator own the Required Amount shall be subject to applicable laws and regulations, including securities laws and regulations, and (ii) such ownership of the Required Amount may instead be satisfied by the Company and the Liquidator entering into a synthetic instrument which results in placing the parties in substantially the same position as if the Liquidator had aquired ownership of the Required Amount and which is mutually acceptable to both parties and consented to in writing by the holders of the Company's Series 2000-C Convertible Stock (as long as such shares remain outstanding), which consent shall not be unreasonably withheld or delayed, and with respect to such consent rights, such holders shall be deemed to be third party beneficiaries of this Section 8.2 (g), and if the Liquidator is prohibited from owning the Required Amount pursuant to applicable laws and regulations, then the Liquidator and the Company shall in lieu of such ownership execute and deliver such a synthetic instrument in such form as the Company and such holders may reasonably require; and

                  (h) should the Liquidator or any Liquidator Affiliate be in material default, beyond any applicable notice and cure period, under any material agreement with the Company or BPOP if such default permits the Company or BPOP to terminate or cancel such agreement.

                  The occurrence of a "Redemption Default" (as such term is defined in Section 9 of the Articles Supplementary relating to the Company's Series 2000-C Convertible Preferred Stock) shall not be deemed to be an Event of Default under Section 8.2.

         SECTION 8.3 REMEDIES ON DEFAULT. Upon the occurrence of any Event of Default, the non-defaulting party shall be released from is obligations under this Agreement without termination of its rights hereunder and shall be entitled to exercise any or all of the following remedies: (a) terminate this Agreement in accordance with Section 8.4 below, (b) terminate the Liquidator's payment of the Fees and/or the ability of the Liquidator to pay any other amount from any bank account to which it has access, (c) exercise each and every other right or remedy available under this Agreement as a result of an Event of Default, and/or
(d) exercise every other right or remedy available at law or in equity.

                  SECTION 8.4 EARLY TERMINATION. This Agreement shall be subject to early termination (i) by the non-defaulting party, by notice to the Defaulting Party upon the occurrence and during the continuance of any Event of Default, (ii) upon the occurrence of any Redemption Default on or after April 1, 2001, or (iii) upon the occurrence of a Redemption Default occurring prior to April 1, 2001 which is caused by the gross negligence, wilfull misconduct or fraud by the Liquidator or any Liquidator Affiliate upon notice to the Liquidator by the Company required by Section 12.4, subject to reinstatement by the Company in its sole discretion upon written notice to the Liquidator within ten (10) Business Days of such occurrence. Such reinstatement shall only be exercised on behalf of the Company by the holders of the Company's Series 2000-C Convertible Preferred Stock and such holders shall be deemed to be third party beneficiaries for the purposes of this Section 8.4(ii).

         SECTION 8.5 FEES ON TERMINATION OR EXPIRATION. In the event of termination or expiration of this Agreement, including under Section 2.1(c) hereof, the Liquidator shall be entitled to receive, and the Company shall pay within thirty (30) days after the final accounting provided for in Section 8.6, any and all Property Management Fees, Asset Management Fees, Construction Management Fees, Leasing Fees, Disposition Incentive Fees, the fees provided for under Section 7.1 hereof, and reimbursable expenses accrued, payable and unpaid through and including the date of termination or expiration, as the case may be; provided however, the Liquidator shall not be entitled to earn or accrue any Disposition Incentive Fees after termination if this Agreement was terminated as a result of (i) an Event of Default on the part of the Liquidator or (ii) a termination of this Agreement based on the occurrence of a Redemption Default occurring prior to April 1, 2001 which is caused by the gross negligence, wilfull misconduct or fraud of the Liquidator, but in all other events the Disposition Incentive Fee shall continue to be paid to the Liquidator, notwithstanding termination or expiration of this Agreement, through and including the date that the Company has been finally liquidated. Except as otherwise expressly set forth in this
Section 8.5 or elsewhere in this Agreement, the Liquidator shall have no right to Fees or other compensation in connection herewith upon termination or expiration of this Agreement.

         SECTION 8.6 FINAL ACCOUNTING. Upon termination of this Agreement, the Liquidator will deliver to the Company a final accounting, reflecting the balance of income and expenses of each Property as of the date of termination or withdrawal, to be delivered within 30 days after such termination. Following a termination of this Agreement, any and all contracts, licenses, warranties, guarantees, bank accounts, and other Property assets which are held in the Liquidator's name shall be assigned by the Liquidator to the Company, and the Liquidator agrees to execute and deliver such instruments of assignment (without representation or warranty) in connection therewith in such form and with such specific descriptions as may be from time to time requested by the Company and reasonably approved by the Liquidator after termination of this Agreement.

         SECTION 8.7 OBLIGATION TO VACATE; ORDERLY TRANSITION. Upon termination of this Agreement, the Liquidator promptly will vacate any office space provided by the Company for the location of the Liquidator's personnel. Upon termination of this Agreement, the Company and the Liquidator will cooperate in all reasonable respects in order to effect an orderly transition of the functions hereunder to a new liquidator. The Liquidator's and the Company's obligations under Section 8.6 and this Section 8.7 shall survive termination of this Agreement.

              ARTICLE 9 - REPRESENTATIONS AND WARRANTIES; COVENANTS

         SECTION 9.1 BY THE LIQUIDATOR. In order to induce the Company to enter into this Agreement, the Liquidator hereby represents and warrants to the Company as follows:

                  (a) The Liquidator is duly organized and validly existing under the laws of the State of California and has all requisite power and authority under the laws of such state, any other state in which any Property is located, and its charter documents to own its property and assets, to enter into and perform its obligations under this Agreement and to transact the business in which it is engaged or presently proposes to engage.

                  (b) The Liquidator has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the valid and binding obligation and agreement of the Liquidator, enforceable in accordance with its terms.

                  (c) The Liquidator holds or will hold or will acquire, any and all material licenses, authorizations, registrations or filings required under the laws of the state where any Property is located to perform its obligations under this Agreement, including any required real estate brokerage license, and the Liquidator hereby further agrees to maintain any and all such licenses in good standing during the term of this Agreement.

                  (d) Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Liquidator pursuant to the terms of, any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement or other instrument to which the Liquidator may be party or by which it or they or any of its properties may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency.

                  (e) Except as in each instance previously disclosed to the Company in writing, there are no judgments presently outstanding and unsatisfied against the Liquidator or any of its properties and neither the Liquidator nor any of its properties is involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any governmental or administrative agency, which judgment, litigation or proceeding could have a material adverse effect on the ability or right of the Liquidator to perform its obligations under this Agreement, and no such material judgment, litigation or proceeding is, to the best of the Liquidator's knowledge, threatened in writing against the Liquidator or any of its properties.

         SECTION 9.2 BY THE COMPANY. In order to induce the Liquidator to enter into this Agreement, the Company hereby represents and warrants to the Liquidator as follows:

                  (a) The Company is duly organized and validly existing under the laws of the State of Maryland and has all requisite power and authority under the laws of such state and its charter documents to own its property and assets, to enter into and perform its obligations under this Agreement and to transact the business in which it is engaged or presently proposes to engage. The Company is duly qualified to conduct business in each state where the nature of its business requires such qualification.

                  (b) Subject to the terms of Section 2.1(c) above, the Company has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and, subject to the terms of Section 2.1(c) above, this Agreement constitutes the valid and binding obligation and agreement of the Company, enforceable in accordance with its terms.

                  (c) Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to the terms of, any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement or other instrument to which the Company may be party or by which it or they or any of its properties may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency.

                  (d) Except as in each instance previously disclosed to the Liquidator in writing, there are no judgments presently outstanding and unsatisfied against the Company or any of its Properties and neither the Company nor any of its Properties is involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any governmental or administrative agency, which judgment, litigation or proceeding would prevent the Company from entering into this Agreement or would materially impair the ability of the Company to perform its obligations under this Agreement.

         SECTION 9.3 COMPANY COVENANT. Within thirty (30) days of the date of this Agreement and in connection with the cooperation obligations outlined in
Section 2.1(d) of this Agreement, the Company shall provide to the Liquidator a schedule and copies of all material agreements (brokerage, services, property management, loan documents, etc.), pertaining to each Property. The Company shall refer all inquiries and all prospects to lease or acquire any Property to the Liquidator.

         SECTION 9.4 MUTUAL COVENANT. The Company and the Liquidator each covenant to the other to cooperate in good faith and use diligent efforts to expeditiously conclude disposition of the Properties to maximize the net sales proceeds to the Company in connection with the sale of any Property and to maximize Liquidating Distributions. The Company and the Liquidator in performance of each of their duties hereunder shall comply with the Plan of Liquidation and the Portfolio Business Plans, provided that (i) the Liquidator shall follow any direction given by the Company in accordance with this Agreement, and may rely on any approval of the Company when given in accordance with this Agreement, in each case without regard to whether the action so directed or approved is inconsistent with the terms of the Plan of Liquidation or the Portfolio Business Plans (as the Portfolio Business Plans may be changed from time to time in accordance with the terms of this Agreement) unless one or more of the Key Personnel has actual knowledge that such action is inconsistent with the terms of the Plan of Liquidation and (ii) the parties hereto intend this sentence to direct the Liquidator and the Company in the performance of their duties under this Agreement but not to impose mandatory benchmarks for, for instance, the date of completion of sale of a particular Property or for the amount of proceeds to be realized from the sale of a particular Property, so that neither party shall be in default hereunder for failure to achieve the specific transaction results which are included as goals in the Liquidation Plan or the Portfolio Business Plans provided that such party used its good faith, commercially reasonable and diligent efforts to try to achieve such results.

         SECTION 9.5 LIQUIDATOR'S ACKNOWLEDGEMENT. The Liquidator acknowledges that the Company retains the right and authority for final decisions regarding dispositions of any Property, the strategic direction or liquidation of the Properties, and any other material business decision concerning the Properties, not inconsistent with this Agreement, including in connection with the disposition and sales process for any Property.

         SECTION 9.6 PREFERRED DOCUMENTS. Liquidator acknowledges receipt of the Preferred Documents and represents and warrants that it has reviewed the Preferred Documents and covenants, in connection with the performance of its duties hereunder, to use good faith, commercially reasonable and diligent efforts to prevent the occurrence of a Redemption Default or action by the Company which is not permitted by the terms of the Preferred Documents, except that the Liquidator shall follow any direction given by the Company in accordance with this Agreement, and may rely on any approval of the Company when given in accordance with this Agreement, in each case without regard to whether the action so directed or approved is inconsistent with the terms of the Preferred Documents unless one or more of the Key Personnel has actual knowledge that said action is inconsistent with the terms of the Preferred Documents.

                     ARTICLE 10 - DISPOSITION OF PROPERTIES

         SECTION 10.1 OBLIGATION TO LIQUIDATE. Without limiting any term of this Agreement, during the term of this Agreement, the Liquidator shall use all commercially reasonable efforts to market and dispose of the Properties in accordance with the terms of this Agreement, the Plan of Liquidation and the Portfolio Business Plan.

         SECTION 10.2 TAX PROTECTED PROPERTIES. The Liquidator acknowledges that the Properties listed on SCHEDULE 10.2 attached hereto (the "TAX PROTECTED PROPERTIES") are subject to certain agreements and covenants binding upon the Company which require that such Properties can not be disposed of by the Company or the applicable Affiliate or Subsidiary, in a transaction which causes gain recognition under the Code until the expiration of certain specified periods of time with respect to each of the Tax Protected Properties and to maintain debt protection for the contributors of the Tax Protected Properties. The Liquidator's obligations hereunder shall include, without limitation, the obligation to use good faith commercially reasonable efforts to structure the disposition of the Tax Protected Properties in a manner which does not subject the Company to damages or other costs as a result of violating the tax protection agreements to which the Tax Protected Properties are subject.

         SECTION 10.3 APPROVAL OF SALE PROPOSALS BY THE COMPANY. The disposition of any and all of the Properties shall be subject to the approval of the Company in its sole and absolute discretion. The Liquidator shall submit all proposals and offers for the dispositions of the Properties to the Company for its approval in its sole and absolute discretion. The Liquidator shall coordinate in good faith with the Company throughout the approval process for any disposition and upon receipt of approval of a disposition from the Company, shall use diligent good faith efforts to assist, coordinate and consummate the sales process. Each party shall keep the other party informed on a regular basis as to the status of any contract negotiation, diligence issues and other material matters related to the sale of any Property.

         SECTION 10.4 INITIATION OF SALES BY THE COMPANY. Nothing set forth in the terms of this Agreement shall prohibit or otherwise prevent the Company from initiating or otherwise negotiating a sale of any Property that is not presented or otherwise solicited by the Liquidator. In the event that the Company determines to pursue the potential sale of a Property to a Third Party, the Company shall notify the Liquidator and the Liquidator shall not interfere with such reasonable efforts of the Company, shall comply with any requests of the Company to assist in such disposition (consistent with the Liquidator's obligation under this Agreement) and shall otherwise use diligent good faith efforts to pursue the completion of such sale or disposition in such manner as the Company reasonably directs pursuant to this
Section 10.4.

         SECTION 10.5 PARTIES' ACKNOWLEDGEMENT. The Liquidator and the Company acknowledge that the Company has entered into the following agreements with respect to the Properties listed on SCHEDULE 10.5 attached hereto: (i) a certain Purchase and Sale Agreement, dated September 1, 2000, between the Company and The Prudential Insurance Company of America (the "Prudential Contract"), and
(ii) a certain Letter Agreement, dated August 23, 2000, between the BBP/Goldenstate Acquisitions, L.L.C. (an affiliate of the Company) and GMS Realty, Inc. (the "GMS Letter"). The Liquidator and the Company further acknowledge that nothing in this Agreement is intended to alter the rights and obligations of the parties under those agreements, and that the Company will manage and coordinate the additional documentation and consummation of the transactions contemplated thereby. The Liquidator, in its capacity as the Liquidator under this Agreement, will not interfere in any way with the consummation of the transactions contemplated by such agreements. The parties hereby acknowledge that neither the good faith exercise of rights under or in accordance with the Prudential Contract nor the good faith disclosure of information material to such Prudential Contract of which the Liquidator becomes aware shall constitute "interference". Upon reasonable request by the Company, the Liquidator will use its good faith commercially reasonable efforts to assist the Company with any matter in connection with the transactions contemplated by those agreements.

                      ARTICLE 11 - ASSIGNMENT AND FINANCING

         SECTION 11.1 ASSIGNMENT BY THE LIQUIDATOR PROHIBITED. The Liquidator shall not suffer or permit any transfer of or encumbrance upon the Liquidator's interest in this Agreement which shall result in a Prohibited Transfer of any interest in the Liquidator. A "PROHIBITED TRANSFER" of an interest in the Liquidator shall mean any transfer or series of transfers or transactions which causes a "change in management control" of the Liquidator. For purposes of this
Section 11.1 "change in management control" shall mean any merger, sale, acquisition or other transaction resulting in Coventry Real Estate Partners, Ltd. and Developers Diversified Realty Corporation, or any successor by merger, sale of all or substantially all of the assets, or other similar corporate transaction, no longer having, directly or indirectly, actual control of the management of the Liquidator.

         SECTION 11.2 COMPANY FINANCINGS. Nothing in this Agreement shall prohibit the Company from pledging any Property or any portion thereof as security for borrowings or from using the proceeds of such borrowings for any purpose. The Liquidator further acknowledges that the Company may elect at any time or from time to time, to secure or issue publicly or privately placed debt, debt securities or other certificates, or securities secured by, or representing a direct or indirect interest in, some or all of the Properties. The Liquidator agrees, as part of its services hereunder, reasonably to assist the Company in the structure, documentation and offering of the foregoing and in the development of information as to the Properties required in connection with the issuance thereof.

                           ARTICLE 12 - MISCELLANEOUS

         SECTION 12.1 NO LIENS. The Liquidator acknowledges that this Agreement is not intended and shall not be interpreted to afford the Liquidator any right, title or interest in any Property other than its right to receive Fees hereunder and its ownership, if any, of any beneficial interest in the Properties pursuant to separate documentation. In the event of any dispute between the Company and the Liquidator regarding the payment or amount of any fees or any other matter relating to this Agreement, the Liquidator shall in no event place any lien or notice of lis pendens against any Property or portion thereof. If and to the extent that the Liquidator would have possessed any such rights to lien or lis pendens, the Liquidator, as a material inducement to the Company to enter into this Agreement, hereby unconditionally, irrevocably and absolutely releases and waives such rights.

         SECTION 12.2 CONFIDENTIALITY. The Liquidator hereto agrees to maintain the confidentiality of (a) the terms and conditions of this Agreement, (b) any information provided by the Company to the Liquidator, and (c) all information contained in the Property records, other than information that is available from public sources. The Liquidator may, however, disclose any of such information to its agents, directors, officers, employees, advisors, attorneys, Affiliates or representatives who require such information for the purpose of performing or assisting in the performance of its obligations or services hereunder, provided that such parties shall be informed of the confidential nature of such information. The Liquidator may also disclose any such information (x) to the extent required by law or court order provided that such party shall have first, to the extent reasonably practicable, advised the Company of the requirement to disclose such information and shall have afforded The Company an opportunity to dispute such requirement and seek relief therefrom by legal process, (y) in connection with any suit, action, arbitration or other proceedings between the parties hereto or their respective Affiliated Persons, or (z) to the extent required in connection with the preparation or filing of any tax returns or other filings required by any applicable law. Furthermore, such information may be disclosed to any prospective investor, member, or partner of the Liquidator or its Affiliated Persons, or to any lender, any prospective lender, tenant or purchaser or any consultant engaged in connection with any such transaction, provided such party is informed of the confidential nature of such information and the Liquidator takes reasonable steps to ensure that such party executes a reasonable and customary form of confidentiality agreement if appropriate in light of the type of information being disclosed. The provisions of this Section
12.2 shall survive the expiration or termination of this Agreement.

         SECTION 12.3 COOPERATION. Should any claim, demand, suit or other legal proceeding be made or instituted by either party which arises out of any of the matters relating to this Agreement, each party shall give the other all pertinent information possessed by such party and reasonable assistance in the defense or other disposition thereof.

         SECTION 12.4      NOTICES.

                  (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement (collectively, "notices") shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

                  (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

                  (c)      All such notices shall be addressed:

                           If to The Company to:

                           Burnham Pacific Properties, Inc.
                           110 West A Street, Suite, 900
                           San Diego CA 92101-3711
                           Attn:    Michael L. Rubin

                           with a copy to:

                           Burnham Pacific Properties, Inc.
                           100 Bush Street, 26th Floor
                           San Francisco, CA 94104
                           Attn:    Scott C. Verges

                           and copies to:

                           Goodwin, Procter & Hoar  LLP
                           Exchange Place
                           Boston, Massachusetts 02109
                           Attn: Gilbert C. Menna, P.C.

                                    -and-

                           Christopher B. Barker, P.C.
                           Telecopier No. (617) 227-8591

                           If to The Liquidator, to:

                           c/o Coventry Real Estate Partners, Ltd.
                           888 Seventh Avenue
                           12th Floor
                           New York, NY  10019
                           Attention: Peter Henkel
                           Telecopier No.  (212) 699-4124

                           And Loren Henry
                           Telecopier No. (216) 755-1577

                           with a copy to:

                           Developers Diversified Realty Corporation
                           3300 Enterprise Parkway
                           Beachwood, Ohio 44122
                           Attention: General Counsel
                           Telecopier No. (216) 755-1678

                           and copies to:

                           Gibson Dunn & Crutcher LLP
                           333 South Grand Avenue
                           Los Angeles, CA 90071-3197
                           Attention: Jesse Sharf & Teresa Farrell
                           Telecopier No. (213) 229-7520

                  (d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

                  (e) Notwithstanding the notice requirements as set forth in this Section, the Company and the Liquidator acknowledge and agree that for purposes of verifying the Company's approvals or obtaining instructions from the Company as required or permitted herein relating to various operating matters pertaining to the Properties, the Liquidator shall have the right to send by ordinary mail or overnight carrier or telecopy to the Company any request for such approval or instructions, and the Company shall have the right to send by ordinary mail or overnight carrier or to telecopy to the Liquidator the Company's written approval or instructions, and the Liquidator shall be entitled to rely upon any and all such approvals or instructions from the Company which are given to the Liquidator by mail, overnight carrier, telecopy or any other manner (including but not limited to verbal instructions or approvals with respect to any matter which does not require written approval under the express provisions of this Agreement). Notwithstanding the foregoing, no telecopy shall constitute delivery of notice of default or of termination under this Agreement. As of the date of this Agreement, the telecopy numbers for the Company and the Liquidator for purposes of transmitting such requests, instructions and approvals are as follows:

         The Company:               619-652-4711
         The Liquidator:            212-699-4124

         SECTION 12.5 SUCCESSORS AND ASSIGNS. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party and all covenants and agreements which are contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

         SECTION 12.6 REMEDIES. Each of the parties hereto recognizes and agrees that the remedies at law for any breach of the provisions of this Agreement would be inadequate, and each such party agrees that, for breach of such provisions, the other party shall, in addition to such other remedies as may be available at law or in equity or as provided in this Agreement, be entitled to injunctive relief, to require an accounting and to enforce its rights by an action for specific performance, all to the full extent permitted by applicable law.

         SECTION 12.7 SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, but this Agreement shall be reformed and construed and enforced to the maximum extent permitted by applicable law.

         SECTION 12.8 ENTIRE CONTRACT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof. No amendment, waiver, or surrender of this Agreement shall be valid and binding unless made in writing and signed by all of the parties thereto; provided, however, that no amendment, waiver or surrender shall be valid unless consented to in writing by the holders of the Company's Series 2000-C Convertible Stock (as long as such shares remain outstanding), which consent of such holders shall not be unreasonably withheld or delayed, and such holders shall be deemed to be third party beneficiaries of this Section 12.8. Within five (5) Business Days of the mutual execution of this agreement, the Company shall provide the Liquidator with contact information for such holders and shall coordinate in good faith with the Liquidator to establish a process for obtaining such consent and any other consent of such holders required elsewhere in this Agreement in a manner which will not impair or delay the performance by the Liquidator of its obligations under this Agreement.

         SECTION 12.9 HEADINGS; COUNTERPARTS. Headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. All nouns, pronouns and verbs used in this Agreement shall be construed as masculine, feminine, neuter, singular or plural whichever shall be applicable. Words such as hereof, herein, hereinafter and like shall refer to this Agreement as a whole and not to the section, paragraph or other part in which they appear, unless the context otherwise requires. All schedules and exhibits to this Agreement are incorporated herein by reference and made a part hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

         SECTION 12.10 APPLICABLE LAW. This Agreement and all other documents and instruments executed and delivered to evidence, complete, or perfect the transactions contemplated hereby and thereby will be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland without regard to the principles of conflicts of laws regardless of (a) where any such instrument is executed or delivered; or (b) where any payment or other performance required by any such instrument is made or required to be made; or (c) where any breach of any provision of any such instrument occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of jurisdiction other than the State of Maryland; or (g) any combination of the foregoing.

         SECTION 12.11 CHOICE OF FORUM. Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement shall be brought and prosecuted solely and exclusively in the federal or state courts located in the State of New York and the parties consent to the exclusive jurisdiction of said courts and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

         SECTION 12.12 TIME OF ESSENCE. Time is of the essence in the performance of this Agreement. This section 12.12. shall not be construed to limit or modify any periods of time set forth in this Agreement allowing any party to time to cure a default before such default becomes an Event of Default.

         SECTION 12.13 LITIGATION EXPENSES. If either party seeks to enforce such party's rights under this Agreement by legal proceedings or otherwise, the prevailing party shall recover its own costs and expenses in connection therewith from the non-prevailing party, including without limitation attorneys' fees and witness fees.

         SECTION 12.14 USE OF PARTIES' NAME. Neither the Liquidator nor the Company shall, without the expressed written consent of the other party, use in any advertising or promotional material for the Properties or for the Liquidator or make any use in any other way of the name of the Company without such parties' prior consent. Subject to compliance with applicable law, neither party shall issue any press release concerning this Agreement without the approval of the other party, which approval shall not be unreasonably withheld or delayed; provided however, the parties agree to reasonably cooperate to prepare a press release concerning this Agreement. The parties shall use good faith commercially reasonable efforts to provide notice to each other of any SEC or other filings they intend to make in connection with this Agreement.

         SECTION 12.15 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY CLAIM, COUNTERCLAIM, CROSS CLAIM, SETOFF, DEMAND, SUIT, ACTION OR CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT OR ANY OF THEIR RESPECTIVE AFFILIATED PERSONS (OR ANY OFFICERS, DIRECTORS, PARTNERS, MEMBERS, MANAGERS, AGENTS, SERVANTS OR EMPLOYEES OF ANY OF THE PARTIES TO THIS AGREEMENT OR OF ANY OF THEIR RESPECTIVE AFFILIATED PERSONS) ARISING OUT OF OR IN ANY WAY RELATING TO OR INCIDENTAL TO THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO THIS AGREEMENT, OR ANY TRANSACTIONS, DEALINGS, COMMUNICATIONS, ACTS OR OMISSIONS BY EITHER PARTY TO THIS AGREEMENT OR ANY OF THEIR RESPECTIVE AFFILIATED PERSONS (OR ANY OFFICERS, DIRECTORS, PARTNERS, MEMBERS, MANAGERS, AGENTS, SERVANTS OR EMPLOYEES OF ANY OF THE PARTIES TO THIS AGREEMENT OR OF ANY OF THEIR RESPECTIVE AFFILIATED

PERSONS) IN CONNECTION WITH OR IN ANY WAY RELATED TO OR INCIDENTAL TO THIS AGREEMENT, THE PROPERTIES, OR THE OWNERSHIP, MANAGEMENT, LEASING, SALE OR DISPOSITION OF ANY ONE OR MORE OR ALL OF THE PROPERTIES, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY AGREES THAT THE OTHER PARTY MAY FILE A COPY OF THIS WAIVER WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT OF EACH PARTY IRREVOCABLY TO WAIVE ANY RIGHT TO TRIAL BY JURY, AND THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN THE PARTIES HERETO OR ANY OF THEIR RESPECTIVE AFFILIATED PERSONS (OR ANY OFFICERS, DIRECTORS, PARTNERS, MEMBERS, MANAGERS, AGENTS, SERVANTS OR EMPLOYEES OF ANY OF THE PARTIES TO THIS AGREEMENT OR OF ANY OF THEIR RESPECTIVE AFFILIATED PERSONS) SHALL INSTEAD BY TRIED BY A JUDGE SITTING WITHOUT JURY.

         SECTION 12.16  INTENTIONALLY OMITTED.

         SECTION 12.17 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, which delivery may be made by telecopier, shall be an original, and all the counterparts together shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         WITNESS the execution hereof under seal as of the day and year above first written.

                                  THE LIQUIDATOR:

                                  DDR REAL ESTATE SERVICES INC.

                                  By: /s/ James A. Schoff
                                      ----------------------------------------
                                      Name: James A. Schoff
                                      Title: Chief Investment Officer

                                  THE COMPANY:

                                  BURNHAM PACIFIC PROPERTIES, INC.

                                  By: /s/ Scott C. Verges
                                      ----------------------------------------
                                      Name: Scott C. Verges
                                      Title: President

                                    EXHIBIT B

                          PROPERTY MANAGEMENT STANDARDS

         The Liquidator shall direct, supervise, manage and maintain the Properties and develop, institute and follow programs and policies to facilitate the management of the Properties in compliance with this Agreement. The management services shall include the performance in all material respects of all material obligations of the Company as landlord under all present and future tenant leases ("Leases") and under all other material contracts affecting the Properties, including, without limitation, any and all development agreements, permits, governmental approvals and certificates of occupancy at the Properties and all warranties, guaranties and service contracts and agreements relating to the maintenance and operation of the Properties ("Contracts") (the Leases and the Contracts are collectively referred to as the "Basic Documents"). The management services shall also include the supervision and oversight of any construction of capital or tenant improvements designated in a written work order by the Company (collectively, "Designated Improvements"). The Liquidator shall use good faith commercially reasonable and diligent efforts to prevent the use of the Property for any purpose or in any manner that might void any policy of insurance held by the Company, that might render any loss insured thereunder uncollectible or that would be in violation of any law or governmental restriction or the provisions of any Lease.

         1. GENERAL STANDARD OF SERVICES. The Liquidator shall use good faith commercially reasonable efforts and act diligently in a manner consistent with professional management standards as manager of the Properties, and shall perform its duties hereunder in conformity with this Agreement. The services of the Liquidator under this Agreement are to be of a scope and quality not less than those generally performed by professional managers of other properties of substantially comparable location, class, size and standing in the market area as the applicable Property .

         2. SPECIFIC SERVICES OF LIQUIDATOR. Without limiting the generality of the provisions of Paragraph 1 and subject at all times to the procedures and directions set forth in this Agreement (as may be revised or amended from time to time), the Liquidator shall do all of the following:

                  a. RENT. The Liquidator shall (i) use good faith commercially reasonable efforts to ensure that all rents and other monies (including billings resulting from tenant participation in operating expenses, taxes and common area maintenance charges) payable under the Leases are paid by tenants of the Property, either to the Liquidator directly or to any lockbox (a "PROPERTY LOCKBOX") required by the terms of a loan to the Company, as and when such amounts become due and payable, (ii) adjust rentals and other required payments where adjustment is contemplated by the applicable Leases, (iii) notify the Company and tenants of such adjustments, and (iv) sign and serve in the name of the Company such notices including, without limitation, letters demanding past-due rents and other monies, as are required by the Company's procedures. The Liquidator shall identify and use good faith commercially reasonable efforts to collect any income due the Company from miscellaneous services provided to tenants or the public, including, without limitation, parking, tenant storage and retail income, if any. All monies so collected shall be deposited immediately in the Property Lockbox or lender lockbox account. In addition to the foregoing, not later than sixty (60) days after the closing of each annual reporting period, and to the extent permitted or required by Leases, the Liquidator shall provide to the Company a draft of the reconciliation statement for the Company of the Properties of actual expenditures for the annual reporting period. Following the Company's approval or modification of the foregoing, but not later than ninety
(90) days after the closing of each annual reporting period, the Liquidator shall provide each tenant with an approved reconciliation statement of actual expenditures for the annual reporting period. In addition, the Liquidator shall provide each tenant with all notices required under the Leases.

                  b. COLLECTIONS. The Liquidator shall undertake the periodic billing of rents and monetary payments of every kind and form due from tenants of the Properties, and thereafter shall use good faith commercially reasonable efforts to collect all such rents and other payments. At the Company's request, the Liquidator shall also advise the Company of the need for percentage rent audits of any tenant of the Properties and shall coordinate the performance of such audits of percentage rents payable by tenants of the Properties. The Liquidator shall not terminate any lease, lock out any tenant, institute any suit for rent or for use and occupancy, provide notice by legal service to pay rent or quit or institute proceedings for recovery of possession without the prior written approval of the Company. Only legal counsel designated by the Company shall be retained in connection with any such suit or proceeding, and the Liquidator upon request shall recommend legal counsel and furnish the Company with the estimated costs of legal services to be incurred in bringing such suit or proceeding. Unless otherwise specified by the Company in writing, the Company shall manage and coordinate any such suit or proceeding. If any tenant of the Properties is delinquent in any payment due to the Company or is otherwise in default under the terms of its lease for a period of more than thirty (30) days, the Liquidator shall immediately notify the Company.

         3.       Maintenance.

                  a. PROPERTY MAINTENANCE. The Liquidator shall maintain or cause to be maintained (to the extent not maintained by tenants) the Properties and common areas thereof, external and internal, in good and clean condition and repair as other properties of substantially comparable location, class, size and standing in the market area of the applicable Property, including, without limitation, all sidewalks, signs, mechanical, electrical and other systems, parking lots and landscaping; provided, however, that no maintenance expenses, repairs or alterations which are not addressed in the Approved Budget shall be incurred or undertaken without the prior written consent of the Company. If the Company so elects in its sole and absolute discretion, all maintenance, repairs or alterations requiring expenditures in excess of Twenty Five Thousand Dollars ($25,000) shall be planned and supervised by an architect, designer, inspector, engineer, construction manager or general contractor selected by the Company in its sole and absolute discretion. If the Company requests, the Liquidator shall recommend qualified persons to provide such services. The Liquidator shall arrange, as may be necessary or appropriate from time to time, for periodic roofing inspections and inspections of the building systems by independent contractors. The Liquidator shall be responsible for obtaining all required tenant and adjacent owner consents with respect to the performance of any repair, maintenance or capital improvement work.

                  b. EMERGENCIES. Notwithstanding anything to the contrary in this Agreement, in the event of an emergency in which there is an immediate danger to persons or property or in which action is required in order to avoid suspension of services, the Liquidator shall take such action as is reasonable and prudent under the circumstances. The Liquidator shall be reimbursed promptly for any reasonably necessary expenses incurred in such action, even if not in an Approved Budget, so long as the Liquidator attempts to consult with the Company in advance and, in any event, notifies the Company in writing within 48 hours of taking such action explaining the reasons therefor.

                  c. CONTRACTS. Subject to other provisions of this Agreement, the Liquidator shall negotiate and, with the Company's prior written approval, execute all necessary or desirable utility, supply, service, vending and related contracts and equipment leases for the Properties. The Liquidator shall not execute any contract or other agreement affecting a Property without the Company's prior written consent; provided, however, that the Company's consent shall not be required with respect to any utility or service contract (other than security service contracts) which (i) is entered into in the usual course of business, (ii) has a term of one year or less, (iii) is terminable on no more than thirty (30) days prior notice, without penalty, (iv) is specifically provided for in the Approved Budget, and (v) provides for payments in an amount less than $50,000 in any calendar year. Without limiting the foregoing, each contract or agreement executed by the Liquidator pursuant to this paragraph shall contain a 30-day (or shorter) cancellation clause exercisable by the Company without cause and without penalty or fee, unless otherwise approved in writing by the Company. All such utility, supply, service, vending and related contracts and equipment leases shall be in the name of the Company and executed by the Liquidator as agent on behalf of the Company. The Liquidator shall not hold itself out as having the authority to approve any contract or agreement without the prior approval of the Company except as provided above.

                  d. PURCHASES. The Liquidator shall supervise and purchase or arrange for the purchase of all reasonable inventories, provisions, supplies and operating equipment which are provided for in the Approved Budget or otherwise specifically approved by the Company. To the extent available, the Liquidator shall turn over to or obtain for the Company all volume purchasing benefits and discounts available to the Liquidator, the Company or properties of the size and class of the applicable Property.

         4.       Operating and Capital Expenses.

                  a. OPERATING EXPENSES. The Liquidator shall pay from the Company's funds, in a commercially reasonable manner, all operating expenses of the Property (not paid directly by tenants) with funds from the Property Bank Accounts in accordance with the terms of this Agreement.

                  b. CAPITAL EXPENSES. The Liquidator shall recommend that the Company purchase major items of new or replacement equipment when the Liquidator believes such purchase to be necessary or desirable. The Company shall authorize the Liquidator to purchase and install the items the Company approves (subject to any supervision and specification requirements and conditions prescribed by the Company). If the Company so elects in its sole and absolute discretion, any capital improvement project costing more than Twenty Five

Thousand Dollars ($25,000) shall be planned and supervised by an architect, designer, inspector, engineer, construction manager or general contractor selected by the Company in its sole and absolute discretion. If the Company requests, the Liquidator shall recommend qualified persons to provide such services. Unless specifically included in the Approved Budget or responding to an emergency when permitted hereunder, all capital expenditures must be authorized by the Company in writing in advance.

                  c. SECURITY. The Liquidator shall maintain or cause to be maintained a security program designed to be adequate for the needs of the Properties. The Liquidator shall promptly notify the Company of any incidents or conditions which reflect on or affect the adequacy of the security provisions for the Properties, and shall make recommendations to the Company with respect to security matters. At the Company's request, the Liquidator shall report all incidents involving property damage to the Company's insurance carrier, with a copy to the Company. All contracts for the performance of security services shall be subject to the Company's prior written approval.

                  d. TAXES. The Liquidator shall obtain and verify bills for real estate and personal property taxes, sales taxes on rental payments, improvement assessments or bonds and other like charges which are or may become liens against all or any part of the Properties (collectively, "Taxes") prior to delinquency. The Liquidator shall cause all bills to be paid for Taxes prior to delinquency. If the Company elects to contest any Taxes, the Company shall notify the Liquidator and the Liquidator shall not pay the Taxes until directed by the Company. At the Company's request, the Liquidator shall cooperate with the Company's efforts to conduct any appeal of Taxes.

                  e. COMPLIANCE WITH THE COMPANY'S OBLIGATIONS. The Liquidator shall manage the Properties in compliance with all material terms and conditions of any ground lease, space lease, mortgage, deed of trust or other security instrument affecting the Property, if any, of which the Liquidator has knowledge. The Liquidator shall not make payments on account of any ground lease, space lease, mortgage, deed of trust or other security instrument affecting the Property, if any, unless set forth in the Approval Budget or specifically instructed to do so by the Company in writing.

                  f. LICENSES AND PERMITS. The Liquidator shall obtain all licenses, permits, certificates, consents, approvals or other entitlements required for the operation of the Property (collectively, "Licenses"). The Liquidator shall provide the Company with copies of all completed initial or renewal License applications for the Company's approval and the Company's signature, if necessary, not less than 30 days prior to the date such applications are due. All Licenses shall be obtained in the Company's name whenever possible. Any Licenses obtained in the name of the Liquidator shall be held on behalf of the Company, and upon termination of this Agreement, the Liquidator shall transfer or assign all such Licenses to the Company or to such person as the Company may direct at no cost to the Company.

                  g. NOTICE AND COOPERATION IN LEGAL PROCEEDINGS. The Company and the Liquidator each shall give prompt notice to the other of the commencement of any action, suit or other legal proceeding against the Company or against the Liquidator with respect to the operations of the Properties or otherwise affecting the Properties. The Liquidator shall fully cooperate, and shall use reasonable efforts to cause all of its employees to fully cooperate, in connection with the prosecution or defense of all legal proceedings affecting the Properties, provided that the Liquidator shall be reimbursed by Company for discovery production, deposition appearances and appearing at trial when requested by the Company.

                  h. CONSTRUCTION FACILITATION. The Liquidator shall be responsible for (a) coordinating and facilitating the planning, and (b) facilitating the performance of all construction (including, without limitation, all maintenance, repairs and alterations described herein, capital improvement projects described herein, tenant improvements, tenant refurbishments and common area refurbishments) required to be constructed by the Company after the date of this Agreement (collectively, "Construction Projects"), regardless of whether or not any such Construction Project arises out of a lease executed prior to the date of this Agreement. Such coordination and facilitation services shall include, for example and not by way of limitation, retaining architects, engineers or other consultants, assisting in the development of repair, capital improvement or tenant space plans, cost estimating, advising The Company with respect to the need for a general contractor, construction manager or other consultant, posting (and recording if necessary or desirable) appropriate notices of non-responsibility, providing notices of construction to affected tenants and mitigating the effects of construction on such tenants, and providing contractors, vendors and other Construction Project-related personnel with access to the Property, parking and staging areas and necessary utilities and services. In addition to the Fees described in Exhibit D of this Agreement and except as provided below, the Company shall pay to the Liquidator a construction management fee for all Construction Projects having an aggregate cost greater than Fifty Thousand Dollars ($50,000) equal to five percent (5%) of the hard and soft costs of such Construction Project (the "Construction Fee"). The Construction Fee shall be payable monthly, one month in arrears, commencing upon the last day of the first full month after the Company obtains the shareholder approval contemplated by Section 2.1(c). Hard and soft costs of construction of Construction Projects shall include all costs other than the cost of the land, including, but not limited to the following: (i) costs of labor, materials, contractor overhead and contractor profit; (ii) architectural fees; and (iii) legal, design, permitting and engineering fees. Notwithstanding the foregoing, no Construction Fees shall be payable to the Liquidator in connection with any Construction Project at a Property (and the Liquidator shall not be responsible to pay any Third Party any construction management fees), so long as such Property is then subject to the terms of the Prudential Contract; provided, however, that if the Prudential Contract is terminated with respect to such Property as a result of (x) the failure to obtain a required Third Party consent or waiver to the sale of such Property pursuant to the Prudential Contract (e.g. the consent of a lender), (y) the default of the seller thereunder or (z) a court order enjoining or prohibiting such sale, then promptly following such termination the Company shall pay the Construction Fees to the Liquidator which would have been payable but for the foregoing provisions of this sentence and thereafter the restrictions set forth in this sentence shall not apply to such Property..

                  i. ENFORCEMENT OF LEASES. The Liquidator shall use good faith commercially reasonable efforts to enforce compliance by tenants with each and all of the terms and provisions of the Leases. The Liquidator may, with prior written consent of the Company in each instance, which consent may be withheld by the Company in its sole discretion, or shall at the Company's discretion, institute legal proceedings in the name of the Company to enforce

Leases or dispossess tenants or others occupying the Properties or any portion thereof. Liquidator shall monitor, cooperate with and review the results of any CAM audit conducted by or on behalf of any tenant of the Properties. If any CAM audit results in a reduction of Gross Revenues, then Liquidator shall promptly refund to the Company any overpayment of any Fee.

         5.       Environmental.

                  a. NOTICE. Liquidator shall promptly advise the Company in writing of any information concerning actual or potential non-compliance with any Hazardous Materials Laws (as hereinafter defined), occurring in, on or at the Properties, or to Liquidator's knowledge, in/on or at any property adjacent to or in the vicinity of the Properties, together with a written report of the nature and extent of the non-compliance and the potential damage to the applicable Property or the property adjacent to the Properties.

                  b. INSPECTION. During any inspections of the Property conducted by the Liquidator pursuant to Section 2.9 of this Agreement or otherwise, Liquidator shall use good faith commercially reasonable efforts to determine whether any tenants, or any other persons, are or have been storing, handling, transporting, generating, manufacturing, using, dumping, releasing or discharging any Regulated Substances (as hereafter defined) in, on or at the Property and, if so, Liquidator shall promptly advise the Company in writing of that fact.

                  c. RIGHTS; LIMITATIONS. Liquidator shall use commercially reasonable efforts to enforce the Company's rights under the tenant leases of space at the Properties insofar as any such tenant's compliance with Hazardous Materials Laws is concerned; provided, however, Liquidator shall not retain environmental consultants or other professionals or otherwise initiate environmental reviews by any third parties without the Company's prior written consent. Liquidator shall hold in confidence all information bearing on Hazardous Materials Laws and Regulated Substances except to the extent expressly instructed otherwise in writing by the Company, or except to the extent necessary to protect against the imminent threat to the life and safety of persons and/or damage to the Property or damage to the property adjacent to or in the vicinity of the Property.

                  d. DEFINITION. The term "Regulated Substances" means any chemical, material or substance defined as, or included in the definition of "hazardous substance" "hazardous wastes," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any environmental laws, the regulations adopted thereunder or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec. 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sec. 1251, et seq.; and applicable state and local statutes (the "Hazardous Materials Laws"). Without limiting the generality of the foregoing, the term "Regulated Substances" includes (a) any oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials or pollutants which (i) pose a hazard to any Property or to persons on or about any Property or (ii) cause any Property to be in violation of any Hazardous Materials Laws;
(b) asbestos in any form which is or could become friable; (c) urea formaldehyde foam insulation; (d) transformers or other equipment which contain polychlorinated byphenyls; and (e) Radon gas in amounts which will cause buildings erected on any Property to exceed applicable limits. The term "Regulated Substances" also includes any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of any Property or the owners and/or occupants of the property adjacent to or surrounding any Property.

                  e. COMPANY ACKNOWLEDGMENT. The Company acknowledges that the Liquidator is not an environmental consultant and does not have expertise or qualifications in the field of Hazardous Materials. Therefore, in the performance of its services as set forth herein the Liquidator shall be held to the standard of a property manager possessing the knowledge and experience of similar property managers in the area of Hazardous Materials and shall not be considered an expert nor be expected to exercise any special degree of knowledge, skill or experience in the identification or management of Hazardous Materials. The Company agrees to notify the Liquidator if the Company becomes aware of the presence of any Hazardous Materials on, in or at the Properties. The Company authorizes the Liquidator to disclose to existing and potential tenants the Company's information regarding the presence of Hazardous Materials on, in or at the Properties to the extent required by applicable law.

         6. ADVERTISING. At the Company's request, the Liquidator shall prepare advertising plans and promotional material to be used to further rentals and to promote the Property. Such plans or material shall only be used if approved in advance in writing by the Company, and in conformance with such approval. The Liquidator shall not use the Company's name in any advertising or promotional material without the Company's express prior written approval in each instance. The Liquidator shall also provide to the Company any demographic or marketing studies prepared by the Liquidator that are relevant to the Property at the Company's cost. At the Company's request, the Liquidator shall supervise any merchant association or marketing funds relating to the Property.

         7. GENERAL. The Liquidator shall provide such direction, supervision, professional management and in-house consulting staff services as may be necessary or desirable to manage the Properties in a manner at least equal to that which is customary and usual in the operation of other properties of substantially comparable location, class, size and standing in the market area of the applicable Property, and shall provide such property management services for the Property as are consistent with the Property's size and existing facilities. Subject only to those express limitations set forth in this Agreement, the Liquidator shall have control and discretion in the management of the Properties and in the provision of the services described in this Agreement.

                                    EXHIBIT D

                                 LIQUIDATOR FEES

PROPERTY MANAGEMENT FEE

         As compensation for the property management services to be rendered by the Liquidator hereunder in accordance with the terms of this Agreement through the date upon which the Company disposes of all of its assets or distributes any remaining assets to a liquidating trust established by the Company pursuant to the Plan of Liquidation to hold the Company's remaining assets and discharge the Company's remaining liabilities (the "LIQUIDATING TRUST"), or, if earlier, the termination of this Agreement (the "TERMINATION DATE"), the Company agrees to pay to the Liquidator a property management fee equal to four percent (4%) of the Gross Revenues received from the Properties (the "PROPERTY MANAGEMENT FEE"), paid in accordance with Section 7.1. The Property Management Fee shall be paid in consecutive monthly installments as and when said Gross Revenues are received. The term "Gross Revenues" shall mean the total gross monthly collections of rent and tenant reimbursements received from the Properties, including only the following: base rents, percentage rents and reimbursements of taxes, insurance or common area maintenance charges for which a tenant is liable under its lease. Gross Revenues shall not include the following: (i) receipts from the operation or rental of parking facilities, (ii) business interruption or rental loss proceeds, (iii) any payment of money by a tenant in consideration for or in conjunction with a security, rental or other deposit (unless and until actually applied as rent), (iv) payments in connection with the termination, cancellation, expiration, renewal, extension or modification of a tenant's lease in excess of past due rent accrued for such tenant during the term of this Agreement, (v) property insurance loss proceeds, (vi) remodeling and tenant improvement charge costs, (vii) condemnation proceeds, (viii) proceeds received by the Company in connection with the sale of any portion of any Property or the refinancing of any indebtedness secured by a lien on any portion of any Property, or (ix) direct payments of taxes or insurance by any tenant of any Property. Any advance rental payments (not to exceed 30 days in advance of their due date) shall be included in Gross Revenues when received.

ASSET MANAGEMENT FEE

         As compensation for the asset management services to be rendered by the Liquidator hereunder through the Termination Date, the Company agrees to pay to the Liquidator an asset management fee equal to two percent (2%) of the Gross Revenues received from the Properties (the "ASSET MANAGEMENT FEE"). The Asset Management Fee shall be paid in consecutive monthly installments as and when said Gross Revenues are received.

DISPOSITION INCENTIVE FEE

         In addition to the Property Management Fee and the Asset Management Fee set forth above, if, when and to the extent that Liquidating Distributions (as such term is defined below) are made to the common shareholders of the Company in excess of $7.50 per share, the Liquidator shall be paid a disposition incentive fee (the "DISPOSITION INCENTIVE FEE") equal to ten percent (10%) of the amount by which the actual aggregate amount of the per share Liquidating Distributions to the common shareholders exceeds $7.50 per share. For purposes of calculating the Disposition Incentive Fee, the term "LIQUIDATING DISTRIBUTIONS" shall mean an amount equal to the sum of (x) all distributions to the Company's common shareholders made on any date during the period commencing on September 1, 2000 and ending on December 31, 2000 in excess of an amount equal to the net operating income for the fiscal quarter in which such distribution is made (taking into consideration any other distributions made in such quarter) less other non-property cash expenses including, but not limited to, interest, severance, so-called "G&A" and corporate overhead asset management fees, settlement of shareholder and other lawsuits, environmental remediation costs, distributions and other payments to holders of preferred shares or preferred units, in each case to the extent such deducted amounts were not taken into consideration in determining net operating income and (y) all distributions to the Company's common shareholders made from and after January 1, 2001 in excess of taxable income available to the Company's common shareholders (i.e., net of dividends, distributions and other similar amounts paid to holders of the preferred shares, and excluding gains or losses from a sale of the Properties) in accordance with the 1099s issued by the Company to its common shareholders which shall have been reviewed by a Big 5 accounting firm. Payment shall be made within 30 days following the date the Company issues 1099s to its common shareholders (subject to subsequent adjustment in the event required in connection with any audit thereafter). The Disposition Incentive Fee shall be payable at such time as the aggregate amount of Liquidating Distributions made to shareholders exceeds $7.50 per share (as may be adjusted for any stock split, reverse stock split or similar event occurring after the date hereof), in which event, the Liquidator shall receive an amount equal to ten percent (10%) of all Liquidating Distributions in excess of $7.50. The parties acknowledge that Liquidating Distributions shall continue until the Company shall file all final reports, returns or other filings with all governmental authorities, including but not limited to the IRS and the SEC.

                                    EXHIBIT E

                            NON-REIMBURSABLE EXPENSES

         Except (i) as specifically provided in the Agreement, (ii) specifically provided in an Approved Budget, or (iii) expenses that can be passed through to tenants of the Properties as a reimbursable operating expense, and those expenses the Company and the Liquidator reasonably agree are property level reimbursable expenses in accordance with the then prevailing local standards for customary property management agreements notwithstanding that such expenses cannot be passed through to the tenants, , Liquidator shall bear all costs and expenses incurred in rendering all overall supervisory services, rent and other collection, lease enforcement (exclusive of court costs and attorneys' fees and as otherwise provided in Section 4(g) of EXHIBIT B attached hereto), lease termination, management, construction oversight and facilitation, accounting, bookkeeping and record keeping, and no such costs or expenses shall be charged to the Company. Without limiting the foregoing, the Company shall not be responsible for any of the following costs or expenses:

                  (a) WAGES. All costs of gross salary and wages, payroll taxes, insurance, worker's compensation and other costs of Liquidator's office and executive personnel (other than full-time or part-time on-site personnel whose positions and salaries are specifically authorized in an Approved Budget);

                  (b) OUT OF POCKET COSTS. All out-of-pocket costs incurred as a result of Liquidator's breach of this Agreement, or as a result of the gross negligence or willful misconduct of Liquidator or any of its Affiliated Persons, employees, independent contractors, agents or other representatives performing services in connection with this Agreement;

                  (c) SUPPLIES All costs of forms, accounting materials, administrative materials, papers, ledgers and other office supplies and office equipment, all costs of Liquidator's data processing equipment, and all costs of data processing, copying, postage and delivery costs;

                  (d) ACCOUNTING. All costs of Liquidator's internal bookkeeping and accounting relating to the Properties, as opposed to the Company's Third Party auditors; and

                  (e) TRANSPORTATION. All transportation costs of Liquidator's personnel (other than for transportation for full-time or part-time on-site personnel whose positions and salaries are specifically authorized in an Approved Budget).